As filed with the Securities and Exchange Commission on May 1, 1997


                                                              File No. 811-8438

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                   FORM N-1A

                             REGISTRATION STATEMENT

                                     UNDER

                       THE INVESTMENT COMPANY ACT OF 1940


                                AMENDMENT NO. 3


                            THE PREMIUM PORTFOLIOS*
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

       ELIZABETHAN SQUARE, GEORGE TOWN, GRAND CAYMAN, CAYMAN ISLANDS, BWI
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:


                                 (345) 945-1824


               SUSAN JAKUBOSKI, ELIZABETHAN SQUARE, GEORGE TOWN,
                       GRAND CAYMAN, CAYMAN ISLANDS, BWI
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                    COPY TO:
                  ROGER P. JOSEPH, BINGHAM, DANA & GOULD LLP,
                      150 FEDERAL STREET, BOSTON, MA 02110


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* Relates only to Government Income Portfolio.

                                EXPLANATORY NOTE


      Beneficial interests in the Registrant are not registered under the Securities Act of 1933, as amended (the "1933 Act"), because such interests are issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may be made only by investment companies, common or commingled trust funds or similar organizations or entities which are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests in the Registrant.

                                     PART A


      Responses to Items 1 through 3 and 5A have been omitted pursuant to paragraph 4 of Instruction F of the General Instructions to Form N-1A.


Item 4.  General Description of Registrant.

      Government Income Portfolio (the "Portfolio") is a separate series of The Premium Portfolios (the "Trust"). Citibank, N.A. ("Citibank" or the "Adviser") is the investment adviser for the Portfolio. The Trust is an open-end management investment company which was organized as a trust under the laws of the State of New York on September 13, 1993. Beneficial interests in the Portfolio are issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the U.S. Securities Act of 1933, as amended (the "1933 Act"). Investments in the Portfolio may be made only by investment companies, common or commingled trust funds or similar organizations or entities which are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

      BENEFICIAL INTERESTS IN THE PORTFOLIO ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, CITIBANK, N.A. OR ANY OF ITS AFFILIATES, ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER AGENCY AND INVOLVE INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL AMOUNT INVESTED.

INVESTMENT OBJECTIVES AND POLICIES:

      The investment objectives of the Portfolio are to generate current income and preserve the value of the investment of investors in the Portfolio.

      The Portfolio seeks its objectives by investing in debt securities that are backed, as to timely repayment of principal and interest, by the full faith and credit of the U.S. Government. The dollar weighted average maturity of securities held by the Portfolio is generally three years or less.

      The Portfolio invests in both direct obligations of the U.S. Treasury and obligations issued or guaranteed by U.S. Government agencies, including mortgage-backed securities, that are backed by the full faith and credit of the U.S. Government as to the timely payment of principal and interest. Up to 80% of the Portfolio's assets may be invested in direct pass-through certificates guaranteed by the Government National Mortgage Association ("GNMA").

      The Portfolio is designed to provide a higher level of current income than is generally available from money market funds. The Portfolio invests in securities with prices that tend to vary more than the prices on money market instruments but less than the prices of intermediate and long-term bonds.

      The Portfolio may invest in U.S. Government securities, including (1) U.S. Treasury obligations, such as Treasury bills, notes and bonds, which are backed by the full faith and credit of the United States; and (2) obligations issued or guaranteed by U.S. Government agencies or instrumentalities that are backed by the full faith and credit of the U.S. Government.

      The Portfolio may purchase mortgage-backed securities issued or guaranteed as to payment of principal and interest by the U.S. Government or one of its agencies and backed by the full faith and credit of the U.S. Government, including direct pass-through certificates of GNMA. Mortgage-backed securities are generally backed or collateralized by a pool of mortgages. These securities are sometimes called collateralized mortgage obligations or CMOs.


      Even if the U.S. Government or one of its agencies guarantees principal and interest payments of a mortgage-backed security, the market price of a mortgage-backed security is not insured and may be subject to market volatility. When interest rates decline, mortgage-backed securities experience higher rates of prepayment, because the underlying mortgages are refinanced to take advantage of the lower rates. Thus the prices of mortgage-backed securities may not increase as much as prices of other debt obligations when interest rates decline, and mortgage-backed securities may not be an effective means of locking in a particular interest rate. In addition, any premium paid for a mortgage-backed security may be lost when it is prepaid. When interest rates go up, mortgage-backed securities experience lower rates of prepayment. This has the effect of lengthening the expected maturity of a mortgage-backed security. As a result, prices of mortgage-backed securities may decrease more than prices of other debt obligations when interest rates go up.


      The Portfolio has adopted a policy which is fundamental and which provides that all of the assets of the Portfolio will be invested in obligations that are backed by the full faith and credit of the U.S. Government. (This policy is not intended to prohibit the use of futures contracts to hedge the Portfolio's investments.)

CERTAIN ADDITIONAL INVESTMENT POLICIES:

      TEMPORARY INVESTMENTS. During periods of unusual economic or market conditions or for temporary defensive purposes or liquidity, the Portfolio may invest without limit in cash and in U.S. dollar-denominated high quality money market and short-term instruments. These investments may result in a lower yield than would be available from investments with a lower quality or longer term.

      OTHER PERMITTED INVESTMENTS. For more information regarding the Portfolio's permitted investments and investment practices, see "Permitted Investments and Investment Practices." The Portfolio will not necessarily invest or engage in each of the investments and investment practices described in "Permitted Investments and Investment Practices" but reserves the right to do so.

      INVESTMENT RESTRICTIONS. Part B of this Registration Statement contains a list of specific investment restrictions which govern the investment policies of the Portfolio, including a limitation that the Portfolio may borrow money from banks in an amount not to exceed 1/3 of the Portfolio's net assets for extraordinary or emergency purposes (e.g., to meet redemption requests). Except as otherwise indicated, the Portfolio's investment objectives and policies may be changed without approval by the holders of the outstanding securities of the Portfolio. If a percentage or rating restriction (other than a restriction as to borrowing) is adhered to at the time an investment is made, a later change in percentage or rating resulting from changes in the Portfolio's securities will not be a violation of policy.


      PORTFOLIO TURNOVER. Securities of the Portfolio will be sold whenever the Adviser believes it is appropriate to do so in light of the Portfolio's investment objectives, without regard to the length of time a particular security may have been held. For the fiscal years ended December 31, 1995 and 1996 the Portfolio's turnover rates were 284% and 100%, respectively. The amount of brokerage commissions and realization of taxable capital gains will tend to increase as the level of portfolio activity increases.


      BROKERAGE TRANSACTIONS. The primary consideration in placing the Portfolio's security transactions with broker-dealers for execution is to obtain and maintain the availability of execution at the most favorable prices and in the most effective manner possible.

RISK CONSIDERATIONS:

      The risks of investing in the Portfolio vary depending upon the nature of the securities held, and the investment practices employed, on its behalf. Certain of these risks are described below.

      CHANGES IN NET ASSET VALUE. The Portfolio's net asset value will fluctuate based on changes in the values of the underlying portfolio securities. This means that an investment in the Portfolio may be worth more or less at redemption than at the time of purchase.

      INTEREST RATE RISK. The value of fixed income securities, including those backed by the U.S. Government, generally goes down when interest rates go up, and vice versa. Furthermore, the value of fixed income securities may vary based on anticipated or potential changes in interest rates. Changes in interest rates will generally cause bigger changes in the prices of longer-term securities than in the prices of shorter-term securities.

     INVESTMENT PRACTICES. Certain of the investment practices employed for the Portfolio may entail certain risks. See "Permitted Investments and Investment Practices" below.

PERMITTED INVESTMENTS AND INVESTMENT PRACTICES:

      REPURCHASE AGREEMENTS. The Portfolio may enter into repurchase agreements in order to earn a return on temporarily available cash. The Portfolio will only enter into repurchase agreements that cover securities that are backed by the full faith and credit of the U.S. Government. Repurchase agreements are transactions in which an institution sells the Portfolio a security at one price, subject to the Portfolio's obligation to resell and the selling institution's obligation to repurchase that security at a higher price normally within a seven day period. There may be delays and risks of loss if the seller is unable to meet its obligation to repurchase.

      REVERSE REPURCHASE AGREEMENTS. The Portfolio may enter into reverse repurchase agreements. Reverse repurchase agreements involve the sale of securities held by the Portfolio and the agreement by the Portfolio to repurchase the securities at an agreed-upon price, date and interest payment. When the Portfolio enters into reverse repurchase transactions, securities of a dollar amount equal in value to the securities subject to the agreement will be maintained in a segregated account with the Portfolio's custodian. The segregation of assets could impair the Portfolio's ability to meet its current obligations or impede investment management if a large portion of the Portfolio's assets are involved. Reverse repurchase agreements are considered to be a form of borrowing.

      LENDING OF PORTFOLIO SECURITIES. Consistent with applicable regulatory requirements and in order to generate additional income, the Portfolio may lend its portfolio securities to broker-dealers and other institutional borrowers. Such loans must be callable at any time and continuously secured by collateral (cash or U.S. Government securities) in an amount not less than the market value, determined daily, of the securities loaned. It is intended that the value of securities loaned by the Portfolio would not exceed 30% of the Portfolio's total assets.

      In the event of the bankruptcy of the other party to a securities loan, a repurchase agreement or a reverse repurchase agreement, the Portfolio could experience delays in recovering either the securities or cash. To the extent that, in the meantime, the value of the securities loaned or sold has increased or the value of the securities purchased has decreased, the Portfolio could experience a loss.

      RULE 144A SECURITIES. The Portfolio may purchase restricted securities that are not registered for sale to the general public. If the Adviser determines that there is a dealer or institutional market in the securities, the securities will not be treated as illiquid for purposes of the Portfolio's investment limitations. The Trustees will review these determinations. These securities are known as "Rule 144A securities," because they are traded under SEC Rule 144A among qualified institutional buyers. Institutional trading in Rule 144A securities is relatively new, and the liquidity of these investments could be impaired if trading in Rule 144A securities does not develop or if qualified institutional buyers become, for a time, uninterested in purchasing Rule 144A securities.


      PRIVATE PLACEMENTS AND ILLIQUID INVESTMENTS. The Portfolio may invest up to 15% of its net assets (taken at the greater of cost or market value) in securities for which there is no readily available market. These illiquid securities may include privately placed restricted securities for which no institutional market exists. The absence of a trading market can make it difficult to ascertain a market value for illiquid investments. Disposing of illiquid investments may involve time-consuming negotiation and legal expenses, and it may be difficult or impossible for the Portfolio to sell them promptly at an acceptable price.

      "WHEN-ISSUED" SECURITIES. In order to ensure the availability of suitable securities, the Portfolio may purchase securities on a "when-issued" or on a "forward delivery" basis, which means that the securities would be delivered to the Portfolio at a future date beyond customary settlement time. Under normal circumstances, the Portfolio takes delivery of the securities. In general, the Portfolio does not pay for the securities until received and does not start earning interest until the contractual settlement date. While awaiting delivery of the securities, the Portfolio establishes a segregated account consisting of cash, cash equivalents or high quality debt securities equal to the amount of the Portfolio's commitments to purchase "when-issued" securities. An increase in the percentage of the Portfolio's assets committed to the purchase of securities on a "when-issued" basis may increase the volatility of its net asset value.

      FUTURES CONTRACTS AND OPTIONS ON FUTURES CONTRACTS. The Portfolio may use financial futures in order to protect itself from fluctuations in interest rates (sometimes called "hedging") without actually buying or selling debt securities, or to manage the effective maturity or duration of fixed-income securities in the Portfolio's investment portfolio in an effort to reduce potential losses or enhance potential gain. Futures contracts provide for the future sale by one party and purchase by another party of a specified amount of a security at a specified future time and price, or for making payment of a cash settlement based on changes in the value of a security or an index of securities. Because the value of a futures contract changes based on the price of the underlying security, futures contracts are commonly referred to as "derivatives." Futures contracts are a generally accepted part of modern portfolio management and are regularly utilized by many mutual funds and other institutional investors. The futures contracts that may be purchased by the Portfolio are standardized contracts traded on commodities exchanges or boards of trade.

      When the Portfolio purchases or sells a futures contract, it is required to make an initial margin deposit. Although the amount may vary, initial margin can be as low as 1% or less of the face amount of the contract. Additional margin may be required as the contract fluctuates in value. Since the amount of margin is relatively small compared to the value of the securities covered by a futures contract, the potential for gain or loss on a futures contract is much greater than the amount of the Portfolio's initial margin deposit. The Portfolio does not currently intend to enter into a futures contract if, as a result, the initial margin deposits on all of its futures contracts would exceed approximately 5% of the Portfolio's net assets. Also, the Portfolio intends to limit its futures contracts so that the value of the securities covered by its futures contracts would not generally exceed 50% of the Portfolio's other assets and to segregate sufficient assets to meet its obligations under outstanding futures contracts.

      The ability of the Portfolio to utilize futures contracts successfully will depend on the Adviser's ability to predict interest rate movements, which cannot be assured. In addition to general risks associated with any investment, the use of futures contracts entails the risk that, to the extent the Adviser's view as to interest rate movements is incorrect, the use of futures contracts, even for hedging purposes, could result in losses greater than if they had not been used. This could happen, for example, if there is a poor correlation between price movements of futures contracts and price movements in the Portfolio's related portfolio position. Also, although the Portfolio will purchase only standardized futures traded on regulated exchanges, the futures markets may not be liquid in all circumstances. As a result, in certain markets, the Portfolio might not be able to close out a transaction without incurring substantial losses, if at all. When futures contracts are used for hedging, even if they are successful in minimizing the risk of loss due to a decline in the value of the hedged position, at the same time they limit any potential gain which might result from an increase in value of such position.

      The use of futures contracts potentially exposes the Portfolio to the effect of "leveraging," which occurs when futures are used so that the Portfolio's exposure to the market is greater than it would have been if the

Portfolio had invested directly in the underlying securities. "Leveraging" increases the Portfolio's potential for both gain and loss. As noted above, the Portfolio intends to adhere to certain policies relating to the use of futures contracts, which should have the effect of limiting the amount of leverage by the Portfolio. The use of futures contracts may increase the amount of taxable income of the Portfolio and may affect in other ways the amount, timing and character of the Portfolio's income for tax purposes, as more fully discussed in the section entitled "Tax Status" in Part B to this Registration Statement.

      The use of futures by the Portfolio and some of their risks are described more fully in Part B to this Registration Statement.

      SHORT SALES "AGAINST THE BOX." In a short sale, the Portfolio sells a borrowed security and has a corresponding obligation to the lender to return the identical security. The Portfolio may engage in short sales only if at the time of the short sale it owns or has the right to obtain, at no additional cost, an equal amount of the security being sold short. This investment technique is known as a short sale "against the box." The Portfolio may make a short sale as a hedge, when it believes that the value of a security owned by the Portfolio (or a security convertible or exchangeable for such security) may decline, or when the Portfolio wants to sell the security at an attractive current price but wishes to defer recognition of gain or loss for tax purposes. Not more than 40% of the Portfolio's total assets would be involved in short sales "against the box."

Item 5.  Management of the Portfolio.

      The Portfolio is supervised by a Board of Trustees. Citibank is the investment adviser. A majority of the Trustees are not affiliated with the Adviser. More information on the Trustees and officers of the Portfolio appears under "Management" in Part B.


      The Portfolio draws on the strength and experience of Citibank. Citibank offers a wide range of banking and investment services to customers across the United States and throughout the world, and has been managing money since 1822. Its portfolio managers are responsible for investing in money market, equity and fixed income securities. Citibank and its affiliates manage more than $81 billion in assets worldwide. Citibank is a wholly-owned subsidiary of Citicorp. Citibank's address is 152 East 53rd Street, New York, New York 10043.

      Citibank manages the Portfolio's assets pursuant to an investment advisory agreement (the "Advisory Agreement"). Subject to policies set by the Trustees, Citibank makes investment decisions.

      Thomas M. Halley was appointed Manager of the Portfolio at its inception in 1994. Prior to that, since December 1988, he managed Landmark U.S. Government Income Fund, an investor in the Portfolio. He also manages other commingled investment funds at Citibank as well as institutional insurance portfolios. Mr. Halley authors the commentary on economic trends for Citibank Global Asset Management publications. Prior to joining Citibank in 1988, Mr. Halley was a Senior Fixed Income Portfolio Manager with Brown Brothers Harriman & Company. He has more than 20 years of experience in the management of taxable fixed income investments.

      For its services under the Advisory Agreement, the Adviser receives an investment advisory fee, which is accrued daily and paid monthly, equal to 0.35% of the Portfolio's average daily net assets on an annualized basis for the Portfolio's then current fiscal year. The Adviser has voluntarily agreed to waive a portion of its investment advisory fee.


      For the fiscal year ended December 31, 1996, the investment advisory fee paid to Citibank under the Advisory Agreement was 0.32% of the Portfolio's average daily net assets for that fiscal year.


      Citibank and its affiliates may have deposit, loan and other relationships with the issuers of securities purchased on behalf of the Portfolio, including outstanding loans to such issuers which may be repaid in whole or in part with the proceeds of securities so purchased. Citibank has informed the Trust that, in making its investment decisions, it does not obtain or use material inside information in the possession of any division or department of Citibank or in the possession of any affiliate of Citibank.

      The Glass-Steagall Act prohibits certain financial institutions, such as Citibank, from underwriting securities of open-end investment companies, such as the Trust. Citibank believes that its services under the Advisory Agreement and the activities performed by it as sub-administrator are not underwriting and are consistent with the Glass-Steagall Act and other relevant federal and state laws. However, there is no controlling precedent regarding the performance of the combination of investment advisory and sub-administrative activities by banks. State laws on this issue may differ from applicable federal law, and banks and financial institutions may be required to register as dealers pursuant to state securities laws. Changes in either federal or state statutes or regulations, or in their interpretations, could prevent Citibank from continuing to perform these services. If Citibank were to be prevented from acting as the Adviser or sub-administrator, the Trust would seek alternative means for obtaining these services. The Trust does not expect that shareholders would suffer any adverse financial consequences as a result of any such occurrence.

      The Portfolio has an administrative services plan (the "Administrative Services Plan") which provides that the Portfolio may obtain the services of an administrator, a transfer agent and a custodian, and may enter into agreements providing for the payment of fees for such services. Under the Administrative Services Plan, fees paid to the Portfolio's administrator may not exceed 0.05% of the Portfolio's average daily net assets on an annualized basis for the Portfolio's then-current fiscal year.

      Signature Financial Group (Cayman) Ltd. ("SFG") provides certain administrative services to the Portfolio under an administrative services agreement. These administrative services include providing general office facilities, supervising the overall administration of the Portfolio, and providing persons satisfactory to the Board of Trustees to serve as Trustees and officers of the Portfolio. These Trustees and officers may be directors, officers or employees of SFG or its affiliates.

      For these services, SFG receives fees accrued daily and paid monthly of 0.05% of the assets of the Portfolio, on an annualized basis for the Portfolio's then-current fiscal year. However, SFG has voluntarily agreed to waive a portion of the fees payable to it on a month-to-month basis.

      SFG is a wholly-owned subsidiary of Signature Financial Group, Inc.

      Pursuant to a sub-administrative services agreement, Citibank performs such sub-administrative duties for the Portfolio as from time to time are agreed upon by Citibank and SFG. Citibank's compensation as sub-administrator is paid by SFG.

      Investors Bank & Trust Company acts as the custodian of the Portfolio's assets. Securities may be held by a sub-custodian bank approved by the Trustees.


      In addition to amounts payable under the Advisory Agreement and the Administrative Services Plan, the Portfolio is responsible for its own expenses, including, among other things, the costs of securities transactions, the compensation of Trustees that are not affiliated with the Adviser, government fees, taxes, accounting and legal fees, expenses of communicating with investors, interest expense, and insurance premiums. For the fiscal year ended December 31, 1996, the Portfolio's total expenses were 0.35% of its average daily net assets for that fiscal year.


      All fee waivers are voluntary and may be reduced or terminated at any time.

Item 6.  Capital Stock and Other Securities.

      Investments in the Portfolio have no pre-emptive or conversion rights and are fully paid and non-assessable, except as set forth below. The Trust is not required to hold, and has no current intention of holding, annual meetings of investors, but the Trust will hold special meetings of investors when in the judgment of the Trustees it is necessary or desirable to submit matters for an investor vote. Investors have under certain circumstances (e.g., upon application and submission of certain specified documents to the Trustees by a specified number of investors) the right to communicate with other investors in connection with requesting a meeting of investors for the purpose of removing one or more Trustees. Investors also have the right to remove one or more Trustees without a meeting by a declaration in writing by a specified number of investors. Upon liquidation or dissolution of the Portfolio, investors would be entitled to share pro rata in the net assets of the Portfolio available for distribution to its investors.

      The Trust reserves the right to create and issue a number of series, in which case investors in each series would participate equally in the earnings, dividends and assets of the particular series. Currently, the Trust has six active series.

      The Trust is organized as a trust under the laws of the State of New York. Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Portfolio. Each investor in the Portfolio is entitled to a vote in proportion to the amount of its beneficial interest in the Portfolio. Investments in the Portfolio may not be transferred, but an investor may withdraw all or any portion of its investment at any time. The Declaration of Trust of the Trust provides that entities investing in the Portfolio are each liable for all obligations of the Portfolio. It is not expected that the liabilities of the Portfolio would ever exceed its assets.

      The net asset value of the Portfolio (i.e., the value of its securities and other assets less its liabilities) is determined each day on which the New York Stock Exchange is open for trading ("Business Day") (and on such other days as are deemed necessary in order to comply with Rule 22c-1 under the U.S. Investment Company Act of 1940, as amended (the "1940 Act")). This determination is made once during each day as of the close of regular trading on such Exchange. Values of the Portfolio's assets are determined on the basis of their market or other fair value, as described in Item 19 of Part B.


      Each investor in the Portfolio may add to or reduce its investment in the Portfolio on each Business Day. As of the close of regular trading on the New York Stock Exchange, on each Business Day, the value of each investor's beneficial interest in the Portfolio is determined by multiplying the net asset value of the Portfolio by the percentage, effective for that day, which represents that investor's share of the aggregate beneficial interests in the Portfolio. Any additions or withdrawals, which are to be effected on that day, are then effected. Thereafter, the investor's percentage of the aggregate beneficial interests in the Portfolio is then re-computed as the percentage equal to the fraction (i) the numerator of which is the value of such investor's investment in the Portfolio as of the close of regular trading on such day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor's investment in the Portfolio effected on such day, and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of the same time on such day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined is then applied to determine the value of the investor's interest in the Portfolio as of the close of regular trading on the following Business Day of the Portfolio.

      The Trust has determined that the Portfolio is properly treated as a partnership for U.S. federal and New York state income tax purposes. Accordingly, the Trust is not subject to any U.S. federal or New York state income taxes, but each investor in the Portfolio must take into account its share of the Portfolio's ordinary income and capital gains in determining its income tax liability. The determination of such share is made in accordance with the governing instruments of the Trust and the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and regulations promulgated thereunder.

      The Trust intends to conduct its activities and those of the Portfolio so that they will not be deemed to be engaged in the conduct of a U.S. trade or business for U.S. federal income tax purposes. Therefore, it is not anticipated that an investor in the Portfolio, other than an investor which would be deemed a "U.S. person" for U.S. federal income tax purposes, will be subject to U.S. federal income taxation (other than a 30% withholding tax on dividends and certain interest income) solely by reason of its investment in the Portfolio. There can be no assurance that the U.S. Internal Revenue Service may not challenge the above conclusions or take other positions that, if successful, might result in the payment of U.S. federal income taxes by investors in the Portfolio.

Item 7.  Purchase of Securities.

      Beneficial interests in the Portfolio are issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Portfolio may only be made by investment companies, common or commingled trust funds or similar organizations or entities which are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

      An investment in the Portfolio is made without a sales load. All investments are made at net asset value next determined after an order is received by the Portfolio. There is no minimum initial or subsequent investment in the Portfolio. However, since the Portfolio intends to be as fully invested at all times as is reasonably practicable in order to enhance the yield on its assets, investments must be made in federal funds (i.e., moneys credited to the account of the Portfolio's custodian bank by a U.S. Federal Reserve Bank).

      The Trust reserves the right to cease accepting investments for the Portfolio at any time or to reject any investment order.

      The exclusive placement agent for the Portfolio is The Landmark Funds Broker-Dealer Services, Inc. ("LFBDS"). The address of LFBDS is c/o SFG, Elizabethan Square, George Town, Grand Cayman, Cayman Islands, BWI. LFBDS receives no compensation for serving as the exclusive placement agent for the Portfolio.

Item 8.  Redemption or Repurchase.

      An investor in the Portfolio may withdraw all or any portion of its investment at any time after a withdrawal request in proper form is received by the Portfolio from the investor. The proceeds of a withdrawal will be paid by the Portfolio in federal funds normally on the Business Day the withdrawal is effected, but in any event within seven days. See "Purchase, Redemption and Pricing of Securities" in Part B of this Registration Statement regarding the Trust's right to pay the redemption price in kind with readily marketable securities (instead of cash). Investments in the Portfolio may not be transferred.


      The right of any investor to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period in which the New York Stock Exchange is closed (other than weekends or holidays) or trading on the Exchange is restricted, or, to the extent otherwise permitted by the 1940 Act, if an emergency exists.


Item 9.  Pending Legal Proceedings.

      Not applicable.

                                     PART B


Item 10.  Cover Page.

      Not applicable.


Item 11.  Table of Contents.
                                                                      Page


      General Information and History...............................   B-1
      Investment Objectives and Policies............................   B-1
      Management of the Trust.......................................   B-14
      Control Persons and Principal Holders of Securities...........   B-17
      Investment Advisory and Other Services........................   B-17
      Brokerage Allocation and Other Practices......................   B-20
      Capital Stock and Other Securities............................   B-22
      Purchase, Redemption and Pricing of Securities................   B-23
      Tax Status....................................................   B-25
      Underwriters..................................................   B-27
      Calculations of Performance Data..............................   B-27
      Financial Statements..........................................   B-28



Item 12.  General Information and History.

      Not applicable.

Item 13.  Investment Objectives and Policies.

      Part A contains additional information about the investment objectives and policies of the Government Income Portfolio (the "Portfolio"), a series of The Premium Portfolios (the "Trust"). This Part B should be read in conjunction with Part A.

      The investment objectives of the Portfolio are to generate current income and preserve the value of the investment of investors in the Portfolio. The investment objectives of the Portfolio may be changed without approval by the Portfolio's investors. Of course, there can be no assurance that the Portfolio will achieve its investment objectives.

      Part A contains a discussion of the various types of securities in which the Portfolio may invest and the risks involved in such investments. The following supplements the information contained in Part A concerning the investment objectives, policies and techniques of the Portfolio.

      The Portfolio seeks its objectives by investing in debt obligations that are backed, as to the timely payment of interest and principal, by the full faith and credit of the U.S. Government, and by entering into repurchase agreements covering such obligations. Futures contracts ("Futures Contracts") on fixed income securities may also be used for the purpose of protecting (i.e., "hedging") the value of the Portfolio's securities.

      The debt obligations in which assets of the Portfolio are invested include (1) U.S. Treasury obligations, which differ only in their interest rates, maturities and times of issuance: U.S. Treasury bills (maturities of one year or less), U.S. Treasury notes (maturities of one to 10 years), and U.S. Treasury bonds (generally maturities of greater than 10 years); and (2) obligations issued or guaranteed by U.S. Government agencies, authorities or instrumentalities if such obligations are backed, as to the timely payment of interest and principal, by the full faith and credit of the U.S. Government, e.g., direct pass-through certificates of the Government National Mortgage Association ("GNMA"). For a description of such obligations, see Appendix A to this Part B of the Registration Statement.

      When and if available, U.S. Government obligations may be purchased at a discount from face value. However, it is not intended that such securities will be held to maturity for the purpose of achieving potential capital gains, unless current yields on these securities remain attractive.


      Although U.S. Government obligations which are purchased for the Portfolio are backed, as to the timely payments of interest and principal, by the full faith and credit of the U.S. Government, beneficial interests in the Portfolio are neither insured nor guaranteed by the U.S. Government or its agencies, authorities or instrumentalities.


      Citibank, N.A. (the "Adviser") intends to fully manage the investments of the Portfolio by buying and selling U.S. Government obligations, and by entering into repurchase agreements covering such obligations, as well as by holding selected obligations to maturity. In managing the Portfolio's investments, the Adviser seeks to maximize the return for the Portfolio by taking advantage of market developments and yield disparities, which may include use of the following strategies:

           (1) shortening the average maturity of the Portfolio's securities in anticipation of a rise in interest rates so as to minimize depreciation of principal;

           (2) lengthening the average maturity of the Portfolio's securities in anticipation of a decline in interest rates so as to maximize appreciation of principal;

           (3) selling one type of U.S. Government obligation (e.g., Treasury bonds) and buying another (e.g., GNMA direct pass-through certificates) when disparities arise in the relative values of each; and

           (4) changing from one U.S. Government obligation to an essentially similar U.S. Government obligation when their respective yields are distorted due to market factors.

In order to enhance the stability of the value of the beneficial interests in the Portfolio by reducing volatility resulting from changes in interest rates and other market conditions, the dollar weighted average maturity of the Portfolio's investment securities is generally three years or less. These strategies may result in increases or decreases in the Portfolio's current income and in the holding for the Portfolio of obligations which sell at moderate to substantial premiums or discounts from face value. Moreover, if the Adviser's expectations of changes in interest rates or its valuation of the normal yield relationship between two obligations proves to be incorrect, the Portfolio's income, net asset value and potential capital gain may be decreased or its potential capital loss may be increased.

      The Portfolio is managed to provide an income yield that is generally higher than those offered by money market funds (which have a share price which is more stable than the value of an investment in the Portfolio and which have a portfolio of investments with an average maturity which is shorter than the Portfolio's securities) with a value of an investment in the Portfolio that is more stable than the share price of other fixed income funds that have a longer term investment focus. Debt securities with longer maturities than those in which the assets of the Portfolio are invested generally tend to produce higher yields and are subject to greater market fluctuation as a result of changes in interest rates than debt securities with shorter maturities. At the same time, the securities in which the assets of the Portfolio are invested tend to produce lower yields and are subject to lower market fluctuation as a result of changes in interest rates than debt securities with longer maturities that tend to be purchased by longer term bond funds than the Portfolio. However, since available yields vary over time, no specific level of income can be assured. The income derived from an investment in the Portfolio increases or decreases in relation to the income received by the Portfolio from its investments, which in any case is reduced by the Portfolio's expenses.

      The policies described above (other than the policy to invest in debt obligations that are backed, as to the timely payment of principal and interest, by the full faith and credit or the U.S. Government, which is a fundamental policy) and those described below are not fundamental and may be changed without investor approval.

REPURCHASE AGREEMENTS

      The Portfolio may invest in repurchase agreements covering obligations of, or guaranteed by the U.S. government, its agencies, authorities or instrumentalities. Repurchase agreements are agreements by which the Portfolio purchases a security and simultaneously commits to resell that security to the seller (which is usually a member bank of the U.S. Federal Reserve System or a member firm of the New York Stock Exchange (or a subsidiary thereof)) at an agreed-upon date within a number of days (usually not more than seven) from the date of purchase. The resale price reflects the purchase price plus an agreed-upon market rate of interest which is unrelated to the coupon rate or maturity of the purchased security. A repurchase agreement involves the obligation of the seller to pay the agreed upon price, which obligation is in effect secured by the value of the underlying security. Under the Investment Company Act of 1940, as amended (the "1940 Act"), repurchase agreements may be considered to be loans by the buyer. The Portfolio's risk is limited to the ability of the seller to pay the agreed-upon amount on the delivery date. If the seller defaults, the underlying security constitutes collateral for the seller's obligation to pay although the Portfolio may incur certain costs in liquidating this collateral and in certain cases may not be permitted to liquidate this collateral. All repurchase agreements entered into by the Portfolio are fully collateralized, with such collateral being marked to market daily.

FUTURES CONTRACTS

      A Futures Contract is an agreement between two parties for the purchase or sale for future delivery of securities or for the payment or acceptance of a cash settlement based upon changes in the value of an index of securities. A "sale" of a Futures Contract means the acquisition of a contractual obligation to deliver the securities called for by the Contract at a specified price, or to make or accept the cash settlement called for by the Contract, on a specified date. A "purchase" of a Futures Contract means the acquisition of a contractual obligation to acquire the securities called for by the Contract at a specified price, or to make or accept the cash settlement called for by the Contract, on a specified date. Futures Contracts have been designed by exchanges which have been designated "contract markets" by the Commodity Futures Trading Commission ("CFTC") and must be executed through a futures commission merchant, or brokerage firm, which is a member of the relevant contract market. Futures Contracts trade on these markets, and the exchanges, through their clearing organizations, guarantee that the Contracts will be performed as between the clearing members of the exchange.

      While Futures Contracts based on debt securities do provide for the delivery and acceptance of securities, such deliveries and acceptances are very seldom made. Generally a Futures Contract is terminated by entering into an offsetting transaction. Brokerage fees will be incurred when the Portfolio purchases or sells a Futures Contract. At the same time such a purchase or sale is made, the Portfolio must provide cash or securities as a deposit ("initial deposit") known as "margin." The initial deposit required will vary, but may be as low as 1% or less of a Contract's face value. Daily thereafter, the Futures Contract is valued through a process known as "marking to market," and the Portfolio may receive or be required to pay additional "variation margin" as the Futures Contract becomes more or less valuable. At the time of delivery of securities pursuant to such a Contract, adjustments are made to recognize differences in value arising from the delivery of securities with a different interest rate than the specific security that provides the standard for the Contract. In some (but not many) cases, securities called for by a Futures Contract may not have been issued when the Contract was entered into.

      The Portfolio may purchase or sell Futures Contracts to attempt to protect the Portfolio from fluctuations in interest rates, or to manage the effective maturity or duration of the Portfolio's investment portfolio in an effort to reduce potential losses or enhance potential gain, without actually buying or selling long-term debt securities. For example, if interest rates were expected to increase, the Portfolio might enter into Futures Contracts for the sale of debt securities. Such a sale would have much the same effect as if the Portfolio sold bonds that it owned, or as if the Portfolio sold longer-term bonds and purchased shorter-term bonds. If interest rates did increase, the value of the Portfolio's debt securities would decline, but the value of the Futures Contracts would increase thereby keeping the net asset value of the Portfolio from declining as much as it otherwise would have. Similar results could be accomplished by selling bonds, or by selling bonds with long maturities and investing in bonds with short maturities. However, by using Futures Contracts, the Portfolio avoids having to sell its securities.

      Similarly, when it is expected that interest rates may decline, the Portfolio might enter into Futures Contracts for the purchase of debt securities. Such a transaction would be intended to have much the same effect as if the Portfolio purchased bonds, or as if the Portfolio sold shorter-term bonds and purchased longer-term bonds. If interest rates did decline, the value of the Futures Contracts would increase.

      Although the use of futures for hedging should tend to minimize the risk of loss due to a decline in the value of the hedged position (e.g., if the Portfolio sells a Futures Contract to protect against losses in the debt securities held by the Portfolio), at the same time the Futures Contracts limit any potential gain which might result from an increase in value of a hedged position.

      In addition, the ability effectively to hedge all or a portion of the Portfolio's investments through transactions in Futures Contracts depends on the degree to which movements in the value of the debt securities underlying such Contracts correlate with movements in the value of the Portfolio's securities. If the security underlying a Futures Contract is different than the security being hedged, they may not move to the same extent or in the same direction. In that event, the Portfolio's hedging strategy might not be successful and the Portfolio could sustain losses on these hedging transactions which would not be offset by gains on the Portfolio's other investments or, alternatively, the gains on the hedging transaction might not be sufficient to offset losses on the Portfolio's other investments. It is also possible that there may be a negative correlation between the security underlying a Futures Contract and the securities being hedged, which could result in losses both on the hedging transaction and the securities. In these and other instances, the Portfolio's overall return could be less than if the hedging transactions had not been undertaken. Similarly, even where the Portfolio enters into futures transactions other than for hedging purposes, the effectiveness of its strategy may be affected by lack of correlation between changes in the value of the Futures Contracts and changes in value of the securities which the Portfolio would otherwise buy and sell.

      The ordinary spreads between prices in the cash and futures markets, due to differences in the nature of those markets, are subject to distortions. First, all participants in the futures market are subject to initial deposit and variation margin requirements. Rather than meeting additional variation margin requirements, investors may close out Futures Contracts through offsetting transactions which could distort the normal relationship between the cash and futures markets. Second, there is the potential that the liquidity of the futures market may be lacking. Prior to expiration, a Futures Contract may be terminated only by entering into a closing purchase or sale transaction, which requires a secondary market on the contract market on which the Futures Contract was originally entered into. While the Portfolio will establish a futures position only if there appears to be a liquid secondary market therefor, there can be no assurance that such a market will exist for any particular Futures Contract at any specific time. In that event, it may not be possible to close out a position held by the Portfolio, which could require the Portfolio to purchase or sell the instrument underlying the Futures Contract or to meet ongoing variation margin requirements. The inability to close out futures positions also could have an adverse impact on the ability effectively to use futures transactions for hedging or other purposes.

      The liquidity of a secondary market in a Futures Contract may be adversely affected by "daily price fluctuation limits" established by the exchanges, which limit the amount of fluctuation in the price of a Futures Contract during a single trading day and prohibit trading beyond such limits once they have been reached. The trading of Futures Contracts also is subject to the risk of trading halts, suspensions, exchange or clearing house equipment failures, government intervention, insolvency of a brokerage firm or clearing house or other disruptions of normal trading activity, which could at times make it difficult or impossible to liquidate existing positions or to recover excess variation margin payments.

      Investments in Futures Contracts also entail the risk that if the investment judgment of the Adviser to the Portfolio, about the general direction of interest rates is incorrect, the Portfolio's overall performance may be poorer than if any such Contract had not been entered into. For example, if the Portfolio hedged against the possibility of an increase in interest rates which would adversely affect the price of the Portfolio's bonds and interest rates decrease instead, part or all of the benefit of the increased value of the Portfolio's bonds which were hedged will be lost because the Portfolio will have offsetting losses in its futures positions. Similarly, if the Portfolio purchases Futures Contracts expecting a decrease in interest rates and interest rates instead increased, the Portfolio will have losses in its futures positions which will increase the amount of the losses on the securities in its portfolio which will also decline in value because of the increase in interest rates. In addition, in such situations, if the Portfolio has insufficient cash, the Portfolio may have to sell bonds from its investments to meet daily variation margin requirements, possibly at a time when it may be disadvantageous to do so.

      Each contract market on which Futures Contracts are traded has established a number of limitations governing the maximum number of positions which may be held by a trader, whether acting alone or in concert with others. The Adviser does not believe that these trading and position limits would have an adverse impact on the Portfolio's strategies involving futures.

      CFTC regulations require compliance with certain limitations in order to assure that the Portfolio is not deemed to be a "commodity pool" under such regulations. In particular, CFTC regulations prohibit the Portfolio from purchasing or selling Futures Contracts (other than for bona fide hedging transactions) if, immediately thereafter, the sum of the amount of initial margin required to establish the Portfolio's non-hedging futures positions would exceed 5% of the Portfolio's net assets.

      The Portfolio will comply with this CFTC requirement, and currently intends to adhere to the additional policies described below. First, an amount of cash or cash equivalents will be maintained by the Portfolio in a segregated account with the Trust's custodian, Investors Bank & Trust Company (the "Custodian"), so that the amount so segregated, plus the initial margin held on deposit, will be approximately equal to the amount necessary to satisfy the Portfolio's obligations under the Futures Contract. The second is that the Portfolio will not enter into a Futures Contract if immediately thereafter the amount of initial margin deposits on all the Futures Contracts held by the Portfolio would exceed approximately 5% of the net assets of the Portfolio. The third is that the aggregate market value of the Futures Contracts held by the Portfolio not generally exceed 50% of the market value of the Portfolio's total assets other than its Futures Contracts. For purposes of this third policy, "market value" of a Futures Contract is deemed to be the amount obtained by multiplying the number of units covered by the Futures Contract times the per unit price of the securities covered by that Contract.

      The ability of the Portfolio to engage in futures transactions may be limited by the current federal income tax requirement that less than 30% of the Portfolio's gross income be derived from the sale or other disposition of stock or securities held for less than three months. In addition, the use of Futures Contracts may increase the amount of taxable income of the Portfolio and may affect the amount, timing and character of the Portfolio's income for tax purposes, as more fully described herein in the section entitled "Tax Status."


SHORT SALES "AGAINST THE BOX"

      In a short sale, the Portfolio sells a borrowed security and has a corresponding obligation to the lender to return the identical security. The Portfolio, in accordance with applicable investment restrictions, may engage in short sales only if at the time of the short sale it owns or has the right to obtain, at no additional cost, an equal amount of the security being sold short. This investment technique is known as a short sale "against the box."

      In a short sale, the seller does not immediately deliver the securities sold and is said to have a short position in those securities until delivery occurs. If the Portfolio engages in a short sale, the collateral for the short position is maintained for the Portfolio by the custodian or qualified sub-custodian. While the short sale is open, an amount of securities equal in kind and amount to the securities sold short or securities convertible into or exchangeable for such equivalent securities are maintained in a segregated account for the Portfolio. These securities constitute the Portfolio's long position.

      The Portfolio does not engage in short sales against the box for investment purposes. The Portfolio may, however, make a short sale against the box as a hedge, when it believes that the price of a security may decline, causing a decline in the value of a security owned by the Portfolio (or a security convertible or exchangeable for such security), or when the Portfolio wants to sell the security at an attractive current price, but also wishes to defer recognition of gain or loss for federal income tax purposes or for purposes of satisfying certain tests applicable to regulated investment companies under the Internal Revenue Code. In such case, any future losses in the Portfolio's long position should be reduced by a gain in the short position. Conversely, any gain in the long position should be reduced by a loss in the short position. The extent to which such gains or losses are reduced depends upon the amount of the security sold short relative to the amount the Portfolio owns. There are certain additional transaction costs associated with short sales against the box, but the Portfolio endeavors to offset these costs with the income from the investment of the cash proceeds of short sales.

      The Adviser does not expect that more than 40% of the Portfolio's total assets would be involved in short sales against the box. The Adviser does not currently intend to engage in such sales.

LENDING OF SECURITIES


      Consistent with applicable regulatory requirements and in order to generate income, the Portfolio may lend its securities to broker-dealers and other institutional borrowers. Such loans will usually be made only to member banks of the U.S. Federal Reserve System and to member firms of the New York Stock Exchange (and subsidiaries thereof). Loans of securities would be secured continuously by collateral in cash, cash equivalents, or U.S. Treasury obligations maintained on a current basis at an amount at least equal to the market value of the securities loaned. The cash collateral would be invested in high quality short-term instruments. Either party has the right to call a loan at any time on customary industry settlement notice (which will not usually exceed three business days). During the existence of a loan, the Portfolio would continue to receive the equivalent of the interest or dividends paid by the issuer on the securities loaned and with respect to cash collateral would also receive compensation based on investment of the collateral (subject to a rebate payable to the borrower). Where the borrower provides the Portfolio with collateral consisting of U.S. Treasury obligations, the borrower is also obligated to pay the Portfolio a fee for use of the borrowed securities. The Portfolio would not, however, have the right to vote any securities having voting rights during the existence of the loan, but would call the loan in anticipation of an important vote to be taken among holders of the securities or of the giving or withholding of their consent on a material matter affecting the investment. As with other extensions of credit, there are risks of delay in recovery or even loss of rights in the collateral should the borrower fail financially. However, the loans would be made only to entities deemed by the Adviser to be of good standing, and when, in the judgment of the Adviser, the consideration which can be earned currently from loans of this type justifies the attendant risk. In addition, a Portfolio could suffer a loss if the borrower terminates the loan the Portfolio is forced to liquidate investments in order to return the cash collateral to the buyer. If the Adviser determines to make loans, it is not intended that the value of the securities loaned by the Portfolio would exceed 30% of the value of its total assets.


WHEN-ISSUED SECURITIES

      The Portfolio may purchase securities on a "when-issued" or on a "forward delivery" basis. It is expected that, under normal circumstances, the Portfolio would take delivery of such securities. When the Portfolio commits to purchase a security on a "when-issued" or on a "forward delivery" basis, it sets up procedures consistent with SEC policies. Since those policies currently require that an amount of the Portfolio's assets equal to the amount of the purchase be held aside or segregated to be used to pay for the commitment, the Portfolio expects always to have cash, cash equivalents or high quality debt securities sufficient to cover any commitments or to limit any potential risk. However, even though the Portfolio does not intend to make such purchases for speculative purposes and intends to adhere to the provisions of SEC policies, purchases of securities on such bases may involve more risk than other types of purchases. For example, the Portfolio may have to sell assets which have been set aside in order to meet redemptions. Also, if the Adviser determines it is advisable as a matter of investment strategy to sell the "when-issued" or "forward delivery" securities, the Portfolio would be required to meet its obligations from the then available cash flow or the sale of securities, or, although it would not normally expect to do so, from the sale of the "when-issued" or "forward delivery" securities themselves (which may have a value greater or less than the Portfolio's payment obligation).

RULE 144A SECURITIES

      The Portfolio may purchase securities that are not registered ("Rule 144A securities") under the Securities Act of 1933 (the "1933 Act"), but can be offered and sold to "qualified institutional buyers" under Rule 144A under the 1933 Act. However, the Portfolio will not knowingly invest more than 15% of its net assets in illiquid investments, which includes securities for which there is no readily available market, securities subject to contractual restrictions on resale and Rule 144A securities, unless the Trustees of the Trust determine, based on the trading markets for the specific Rule 144A security, that it is liquid. The Trustees may adopt guidelines and delegate to the Adviser the daily function of determining and monitoring liquidity of Rule 144A securities. The Trustees, however, retain oversight and are ultimately responsible for the determinations.

      Since it is not possible to predict with assurance exactly how the market for Rule 144A securities will develop, the Trustees will carefully monitor the Portfolio's investments in Rule 144A securities, focusing on such factors, among others, as valuation, liquidity and availability of information. The liquidity of investments in Rule 144A securities could be impaired if trading in Rule 144A securities does not develop or if qualified institutional buyers become for a time uninterested in purchasing Rule 144A securities.

                            INVESTMENT RESTRICTIONS

FUNDAMENTAL RESTRICTIONS

      The Trust, on behalf of the Portfolio, has adopted the following policies which may not be changed without approval by holders of a majority of the outstanding voting securities of the Portfolio, which as used in this Part B means the vote of the lesser of (i) 67% or more of the outstanding voting securities of the Portfolio present at a meeting at which the holders of more than 50% of the outstanding voting securities of the Portfolio are present or represented by proxy, or (ii) more than 50% of the outstanding voting securities of the Portfolio. The term "voting securities" as used in this paragraph has the same meaning as in the 1940 Act.

      The Portfolio may not:

      (1) borrow money or pledge, mortgage or hypothecate the Portfolio's assets, except that as a temporary measure for extraordinary or emergency purposes it may borrow from banks in an amount not to exceed 1/3 of the value of the Portfolio's net assets, including the amount borrowed, and may pledge, mortgage or hypothecate not more than 1/3 of such assets to secure such borrowings (it is intended that the Portfolio would borrow money only from banks and only to accommodate requests for the withdrawal of all or a portion of a beneficial interest in the Portfolio while effecting an orderly liquidation of securities), provided that collateral arrangements with respect to Futures Contracts, including deposits of initial and variation margin, are not considered a pledge of assets for purposes of this restriction; for additional related restrictions, see clause (i) under the caption "Non-Fundamental Restrictions" below;

      (2) purchase any security or evidence of interest therein on margin, except that such short-term credit may be obtained for the Portfolio as may be necessary for the clearance of purchases and sales of securities and except that deposits of initial and variation margin may be made for the Portfolio in connection with the purchase, ownership, holding or sale of Futures Contracts;

      (3) write, purchase or sell any put or call option or any combination thereof, provided that this shall not prevent (i) the writing, purchasing or selling of puts, calls or combinations thereof with respect to U.S. Government securities or with respect to Futures Contracts, or (ii) the writing, purchase, ownership, holding or sale of Futures Contracts;

      (4) underwrite securities issued by other persons and except insofar as the Trust acting on behalf of the Portfolio may technically be deemed an underwriter under the Securities Act of 1933 in selling a portfolio security;

      (5) make loans to other persons except (a) through the lending of securities held for the Portfolio and provided that any such loans not exceed 30% of the Portfolio's total assets (taken at market value), (b) through the use of repurchase agreements or the purchase of short-term obligations, or (c) by purchasing a portion of an issue of debt securities of types commonly distributed privately to financial institutions, for which purposes the purchase of short-term commercial paper or a portion of an issue of debt securities which is part of an issue to the public shall not be considered the making of a loan;

      (6) purchase or sell real estate (including limited partnership interests but excluding securities secured by real estate or interests therein), interests in oil, gas or mineral leases, commodities or commodity contracts (except Futures Contracts) in the ordinary course of business the Portfolio reserves the freedom of action to hold and to sell real estate acquired as a result of the ownership of securities by the Portfolio);

      (7) purchase securities of any issuer if such purchase at the time thereof would cause the Portfolio to hold more than 10% of the voting securities of such issuer;

      (8) purchase securities of any issuer if such purchase at the time thereof would cause more than 5% of the Portfolio's assets (taken at market value) to be invested in the securities of such issuer (other than securities or obligations issued or guaranteed by the United States, any state or political subdivision of either of the foregoing, or any agency or instrumentality of the United States or of any state or of any political subdivision of any state or the United States); provided that for purposes of this restriction the issuer of a Futures Contract shall not be deemed to be the issuer of the security or securities underlying such contract;

      (9) make short sales of securities or maintain a short position, unless at all times when a short position is open the Portfolio owns an equal amount of such securities or securities convertible into or exchangeable, without payment of any further consideration, for securities of the same issue as, and equal in amount to, the securities sold short, and unless not more than 10% of the Portfolio's net assets (taken at market value) is held as collateral for such sales at any one time (it is the present intention of the Trust to make such sales only for the purpose of deferring realization of gain or loss for federal income tax purposes; such sales would not be made of securities subject to outstanding options);

      (10) concentrate its investments in any particular industry, but if it is deemed appropriate for the achievement of the Portfolio's investment objective, up to 25% of assets at market value at the time of each investment, may be invested in any one industry, except that positions in Futures Contracts shall not be subject to this restriction; or

      (11) issue any senior security (as that term is defined in the 1940 Act) if such issuance is specifically prohibited by the 1940 Act or the rules and regulations promulgated thereunder, provided that collateral arrangements with respect to Futures Contracts, including deposits of initial and variation margin, are not considered to be the issuance of a senior security for purposes of this restriction.

      The Portfolio has also adopted a policy which is fundamental and which provides that all of the assets of the Portfolio will be invested in obligations that are backed by the full faith and credit of the U.S. Government. This policy is not intended to prohibit the use of Futures Contracts to hedge the Portfolio's investments.

NON-FUNDAMENTAL RESTRICTIONS

      The Portfolio does not as a matter of operating policy:

      (i) borrow money for any purpose in excess of 10% of the total assets of the Portfolio (taken at cost) (moreover, the Portfolio will not purchase any securities for the Portfolio at any time at which borrowings exceed 5% of the total assets of the Portfolio (taken at market value)),

      (ii) pledge, mortgage or hypothecate for any purpose in excess of 10% of the net assets of the Portfolio (taken at market value), provided that collateral arrangements with respect to Futures Contracts, including deposits of initial and variation margin, are not considered a pledge of assets for purposes of this restriction,


      (iii) sell any security which the Portfolio does not own unless by virtue of its ownership of other securities there is at the time of sale a right to obtain securities, without payment of further consideration, equivalent in kind and amount to the securities sold and provided that if such right is conditional the sale is made upon the same conditions (provided that this limitation shall not prevent the Portfolio from entering into futures contracts or options thereon),


      (iv) invest for the purpose of exercising control or management,

      (v) purchase securities issued by any registered investment company, except by purchase in the open market where no commission or profit to a sponsor or dealer results from such purchase other than the customary broker's commission, or except when such purchase, though not made in the open market, is part of a plan of merger or consolidation; provided, however, that the Portfolio will not purchase the securities of any registered investment company if such purchase at the time thereof would cause more than 10% of the total assets of the Portfolio (taken at the greater of cost or market value) to be invested in the securities of such issuers or would cause more than 3% of the outstanding voting securities of any such issuer to be held for the Portfolio; and provided, further, that the Portfolio shall not purchase securities issued by any open-end investment company,

      (vi) knowingly invest in securities which are subject to legal or contractual restrictions on resale (other than repurchase agreements maturing in not more than seven days) if, as a result thereof, more than 15% of the Portfolio's total net assets (taken at market value) would be so invested (including repurchase agreements maturing in more than seven days),

      (vii)purchase securities of any issuer if such purchase at the time thereof would cause the Portfolio to hold more than 10% of any class of securities of such issuer, for which purposes all indebtedness of an issuer shall be deemed a single class and all preferred stock of an issuer shall be deemed a single class, except that Futures Contracts shall not be subject to this restriction,

      (viii) invest more than 5% of the Portfolio's assets in companies which, including predecessors, have a record of less than three years continuous operation, or

      (ix) purchase or retain any securities issued by an issuer any of whose officers, directors, trustees or security holders is an officer or Trustee of the Trust, or is an officer or director of the Adviser, if after the purchase of the securities of such issuer by the Portfolio, one or more of such persons owns beneficially more than 1/2 of 1% of the shares or securities, or both, all taken at market value, of such issuer, and such persons owning more than 1/2 of 1% of such shares or securities together own beneficially more than 5% of such shares or securities, or both, all taken at market value.

      These policies are not fundamental and may be changed by the Trust without the approval of the holders of the beneficial interests in the Portfolio.

PERCENTAGE AND RATING RESTRICTIONS

      If a percentage or rating restriction on investment or utilization of assets set forth above or referred to in Part A is adhered to at the time an investment is made or assets are so utilized, a later change in percentage resulting from changes in the value of the securities or a later change in the rating of the securities held for the Portfolio will not be considered a violation of policy.

Item 14.  Management of the Trust.

      The Trustees and officers of the Trust and their principal occupations during the past five years are set forth below. Their titles may have varied during that period. Asterisks indicate that those Trustees and officers are "interested persons" (as defined in the 1940 Act) of the Trust. Unless otherwise indicated below, the address of each Trustee and officer is 6 St. James Avenue, Boston, Massachusetts. The address of the Trust is Elizabethan Square, George Town, Grand Cayman, Cayman Islands, British West Indies.

TRUSTEES


ELLIOTT J. BERV (aged 54) -- Chairman and Director, Catalyst, Inc.
(Management Consultants) (since June, 1992); President, Chief Operating Officer and Director, Deven International, Inc. (International Consultants) (June, 1991 to June, 1992); President and Director, Elliott J. Berv & Associates (Management Consultants) (since May, 1984). His address is 15 Stornoway Drive, Cumberland Foreside, Maine.

PHILIP W. COOLIDGE* (aged 45) -- President of the Trust; Chairman, Chief Executive Officer and President, Signature Financial Group, Inc. and The Landmark Funds Broker-Dealer Services, Inc. (since December, 1988).

MARK T. FINN (aged 53) -- President and Director, Delta Financial, Inc. (since June, 1983); Chairman of the Board and Chief Executive Officer, FX 500

Ltd. (Commodity Trading Advisory Firm) (since April, 1990); Director, Vantage Consulting Group, Inc. (since October, 1988). His address is 3500 Pacific Avenue, P.O. Box 539, Virginia Beach, Virginia.


WALTER E. ROBB, III (aged 70) -- President, Benchmark Consulting Group, Inc. (since 1991); Principal, Robb Associates (corporate financial advisers) (since
1978); President, Benchmark Advisors, Inc. (Corporate Financial Advisors) (since 1989); Trustee of certain registered investment companies in the MFS Family of Funds. His address is 35 Farm Road, Sherborn, Massachusetts.


OFFICERS


PHILIP W. COOLIDGE* (aged 45) -- President of the Trust; Chairman, Chief Executive Officer and President, Signature Financial Group, Inc. and The Landmark Funds Broker-Dealer Services, Inc. (since December, 1988).

SAMANTHA M. BURGESS* (aged 27) -- Assistant Secretary and Assistant Treasurer of the Trust; Assistant Vice President, Signature Financial Group, Inc. (since November, 1995); Graduate Student, Loyola University (prior to August, 1995).

CHRISTINE A. DRAPEAU* (aged 26) -- Assistant Secretary and Assistant
Treasurer of the Trust; Assistant Vice President, Signature Financial Group, Inc. (since January, 1996); Paralegal and Compliance Officer, various financial companies (July, 1992 to January, 1996); Graduate Student, Bentley College (prior to December, 1994).

JOHN R. ELDER* (aged 48) -- Treasurer of the Trust; Vice President,
Signature Financial Group, Inc. (since April, 1995); Treasurer of the Phoenix Family of Mutual Funds, Phoenix Home Life Mutual Insurance Company (1983 to March, 1995).

LINDA T. GIBSON* (aged 31) -- Secretary of the Trust; Vice President,
Signature Financial Group, Inc. (since May, 1992); Assistant Secretary, The Landmark Funds Broker-Dealer Services, Inc. (since October, 1992); Law Student, Boston University School of Law (September, 1989 to May, 1992).

JOAN R. GULINELLO* (aged 41) -- Assistant Secretary and Assistant
Treasurer of the Trust; Vice President, Signature Financial Group, Inc. (since October, 1993); Secretary, The Landmark Funds Broker-Dealer Services, Inc. (since October, 1995); Vice President and Assistant General Counsel, Massachusetts Financial Services Company (prior to October, 1993).

JAMES E. HOOLAHAN* (aged 49) -- Vice President, Assistant Secretary and Assistant Treasurer of the Trust; Senior Vice President, Signature Financial Group, Inc. His address is 437 Madison Avenue, 39th Floor, New York, New York.

SUSAN JAKUBOSKI* (aged 33) -- Assistant Secretary and Assistant Treasurer of the Trust; Vice President, Signature Financial Group (Cayman) Ltd. (since August, 1994); Senior Fund Administrator, Signature Financial Group, Inc. (since August, 1994); Assistant Treasurer, Signature Broker-Dealer Services, Inc. (since September, 1994); Fund Compliance Administrator, Concord Financial Group (November, 1990 to August, 1994). Her address is Elizabethan Square, George Town, Grand Cayman, Cayman Islands, BWI.

MOLLY S. MUGLER* (aged 45) -- Assistant Secretary and Assistant Treasurer of the Trust; Vice President, Signature Financial Group, Inc.; Assistant Secretary, The Landmark Funds Broker-Dealer Services, Inc. (since December,
1988).

KARYN A. NOKE* (aged 26) - Vice President, Assistant Secretary and Assistant Treasurer of the Trust; Vice President, Signature Financial Group (Cayman) Ltd. (since September, 1996); Assistant Vice President, Signature Financial Group, Inc. (May, 1993 to August, 1996); Student, University of Massachusetts (prior to May, 1993).

SHARON M. WHITSON* (aged 48) -- Assistant Secretary and Assistant
Treasurer of the Trust; Assistant Vice President, Signature Financial Group, Inc. (since November, 1992); Associate Trader, Massachusetts Financial Services Company (prior to November, 1992).

JULIE J. WYETZNER* (aged 37) -- Vice President, Assistant Secretary and Assistant Treasurer of the Trust; Vice President, Signature Financial Group, Inc. Her address is 437 Madison Avenue, 39th Floor, New York, New York.


      The Trustees and officers of the Trust also hold comparable positions with certain other funds for which SFG or an affiliate serves as the administrator.

      The Declaration of Trust provides that the Trust will indemnify its Trustees and officers against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Trust, unless, as to liability to the Trust or its investors, it is finally adjudicated that they engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in their offices, or unless with respect to any other matter it is finally adjudicated that they did not act in good faith in the reasonable belief that their actions were in the best interests of the Trust. In the case of settlement, such indemnification will not be provided unless it has been determined by a court or other body approving the settlement or other disposition, or by a reasonable determination, based upon a review of readily available facts, by vote of a majority of disinterested Trustees or in a written opinion of independent counsel, that such officers or Trustees have not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of their duties.


      The Trustees of the Portfolio received the following remuneration from the Portfolio during its fiscal year ended December 31, 1996.

                           Trustee Compensation Table



                      Aggregate Compensation       Total Compensation from
     Trustee            from the Trust (1)          Trust and Complex (1)


Elliott J. Berv              $3,361                      $42,250
Philip W. Coolidge             $0                          $0
Mark T. Finn                 $3,354                      $43,000
Walter E. Robb, III          $3,455                      $45,375


(1) Information relates to the calendar year ended December 31, 1996. Messrs. Berv, Coolidge, Finn and Robb served as Trustees of 24, 46, 26 and 24 funds or portfolios, respectively, within the Landmark Family of Funds.


Item 15.  Control Persons and Principal Holders of Securities.


      As of April 1, 1997, Landmark U.S. Government Income Fund (the "Fund") owned approximately 44.1%, and Citi U.S. Government Income Fund, Ltd. owned approximately 55.9%, of the outstanding beneficial interests in the Portfolio. Because the Fund controls the Portfolio, the Fund could take actions without the approval of any other investor. The Fund has informed the Portfolio that whenever it is requested to vote on matters pertaining to the fundamental policies of the Portfolio, it will hold a meeting of its shareholders and will cast its vote as instructed by its shareholders. It is anticipated that any other investor in the Portfolio which is an investment company registered under the 1940 Act would follow the same or a similar practice. The Fund is a series of Landmark Fixed Income Funds, a Massachusetts business trust organized on June 23, 1986 (and known prior to June 11, 1992 as Landmark U.S. Government Income Fund) and registered under the 1940 Act as an investment company.


Item 16.  Investment Advisory and Other Services.


      Citibank, N.A. ("Citibank" or the "Adviser") manages the assets of the Portfolio pursuant to an investment advisory agreement (the "Advisory Agreement"). Subject to such policies as the Board of Trustees may determine, the Adviser manages the Portfolio's securities and makes investment decisions for the Portfolio. The Adviser furnishes at its own expense all services, facilities and personnel necessary in connection with managing the Portfolio's investments and effecting securities transactions for the Portfolio. The Advisory Agreement continues in effect from year to year as long as such continuance is specifically approved at least annually by the Board of Trustees or by a vote of a majority of the outstanding voting securities of the Portfolio, and, in either case, by a majority of the Trustees who are not parties to the Advisory Agreement or interested persons of any such party, at a meeting called for the purpose of voting on the Advisory Agreement.


      The Advisory Agreement provides that the Adviser may render services to others. The Advisory Agreement is terminable without penalty on not more than 60 days' nor less than 30 days' written notice by the Trust when authorized either by a vote of a majority of the outstanding voting securities of the Portfolio or by a vote of a majority of the Board of Trustees, or by the Adviser on not more than 60 days' nor less than 30 days' written notice, and will automatically terminate in the event of its assignment. The Advisory Agreement provides that neither the Adviser nor its personnel shall be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution of security transactions for the Portfolio, except for willful misfeasance, bad faith or gross negligence or reckless disregard of its or their obligations and duties under the Advisory Agreement. For the period May 1, 1994 (commencement of operations) to December 31, 1994 and for the fiscal years ended December 31, 1995 and 1996 the fees payable to Citibank under the Advisory Agreement were $148,797 (none of which was voluntarily waived), $179,525 (of which $1,055 was voluntarily waived) and $198,024 (of which $2,044 was voluntarily waived), respectively.

      Pursuant to an administrative services agreement (the "Administrative Services Agreement"), SFG (in its capacity under the Administrative Services Agreement, the "Administrator") provides the Trust with general office facilities and supervises the overall administration of the Trust, including, among other responsibilities, the negotiation of contracts and fees with, and the monitoring of performance and billings of, the Trust's independent contractors and agents; the preparation and filing of all documents required for compliance by the Trust with applicable laws and regulations; and arranging for the maintenance of books and records of the Trust. The Administrative Services Agreement with SFG continues in effect if such continuance is specifically approved at least annually by the Board of Trustees or by a vote of a majority of the outstanding voting securities of the Trust and, in either case, by a majority of the Trustees who are not parties to the Administrative Services Agreement or interested persons of any such party. The Administrator provides persons satisfactory to the Board of Trustees to serve as Trustees and officers of the Trust. Such Trustees and officers, as well as certain other employees and Trustees of the Trust, may be directors, officers or employees of the Administrator or its affiliates For the period May 1, 1994 (commencement of operations) to December 31, 1994 and for the fiscal years ended December 31, 1995 and 1996, the fees payable to the Administrator from the Portfolio under the Administrative Services Agreement with the Trust were $21,257 (of which $1,583 was voluntarily waived), $25,646 (of which $18,221 was voluntarily waived) and $28,289 (of which $27,649 was voluntarily waived), respectively.


      The Administrative Services Agreement provides that SFG may render administrative services to others. The Administrative Services Agreement terminates automatically if it is assigned and may be terminated without penalty by vote of a majority of the outstanding voting securities of the Trust or by either party on not more than 60 days' nor less than 30 days' written notice. The Administrative Services Agreement also provides that neither SFG, as the Administrator, nor its personnel shall be liable for any error of judgment or mistake of law or for any act or omission in the administration or management of the Trust, except for willful misfeasance, bad faith or gross negligence in the performance of its or their duties or by reason of reckless disregard of its or their obligations and duties under the Administrative Services Agreement.

      SFG is a wholly-owned subsidiary of Signature Financial Group, Inc. SFG is a company organized under the laws of the Cayman Islands. Its principal place of business is in George Town, Grand Cayman, British West Indies.


      Pursuant to a sub-administrative services agreement, Citibank performs such sub-administrative duties for the Trust as from time to time are agreed upon by Citibank and SFG. Citibank performs such sub-administrative duties in a manner consistent with the Operating Policies and Procedures of the Trust. Citibank's sub-administrative duties may include providing equipment and clerical personnel necessary for maintaining the Trust's organization, participation in the preparation of documents required for compliance by the Trust with applicable laws and regulations, the preparation of certain documents in connection with meetings of Trustees and shareholders, and other functions which would otherwise be performed by the Administrator. For performing such sub-administrative services, Citibank receives compensation as from time to time is agreed upon by SFG, not in excess of the amount paid to SFG for its services under the Administrative Services Agreement with the Trust. All such compensation is paid by SFG.


      The Trust has adopted an administrative services plan (the
"Administrative Plan") which provides that the Trust may obtain the services of an administrator, a transfer agent and a custodian, and may enter into agreements providing for the payment of fees for such services. Under the Administrative Plan, the administrative services fee payable to the Administrator from the Portfolio may not exceed 0.05% of the Portfolio's average daily net assets on an annualized basis for its then-current fiscal year.

      The Administrative Plan continues in effect if such continuance is specifically approved at least annually by a vote of both a majority of the Trustees and a majority of the Trustees who are not "interested persons" of the Portfolio and who have no direct or indirect financial interest in the operation of the Administrative Plan or in any agreement related to such Plan ("Qualified Trustees"). The Administrative Plan requires that the Trust provide to the Board of Trustees and the Board of Trustees review, at least quarterly, a written report of the amounts expended (and the purposes therefor) under the Administrative Plan. The Administrative Plan may be terminated at any time by a vote of a majority of the Qualified Trustees or, with respect to the Portfolio, by a vote of a majority of the outstanding voting securities of the Portfolio. The Administrative Plan may not be amended to increase materially the amount of permitted expenses thereunder without the approval of a majority of the outstanding voting securities of the Trust and may not be materially amended in any case without a vote of the majority of both the Trustees and the Qualified Trustees.


     The Trust, on behalf of the Portfolio, has entered into a Custodian Agreement with Investors Bank & Trust Company ("IBT") pursuant to which IBT acts as custodian to the Portfolio. The Trust, on behalf of the Portfolio, also has entered into a Fund Accounting Agreement with IBT Fund Services, Canada ("IBT Canada") pursuant to which IBT Canada provides fund accounting services to the Portfolio. Pursuant to a Transfer Agency and Service Agreement with the Trust, on behalf of the Portfolio, Signature Financial Services, Inc. ("SFSI") provides transfer agency services to the Portfolio.

     The principal business address of IBT is One Lincoln Plaza, Boston, Massachusetts 02111. The address of IBT Canada is One First Canadian Place, Suite 2800, Toronto, Ontario, Canada M5X 1C8. The address of SFSI is 6 St. James Avenue Boston, Massachusetts 02116.


      Price Waterhouse are the chartered accountants for the Trust, providing audit services, and assistance and consultation with respect to the preparation of filings with the U.S. Securities and Exchange Commission. The address of Price Waterhouse is Suite 3300, 1 First Canadian Place, Toronto, Ontario M5X 1H7, Canada.

      Bingham, Dana & Gould LLP, 150 Federal Street, Boston, MA 02110, acts as counsel for the Portfolio.

Item 17.  Brokerage Allocation and Other Practices.

      The Trust trades securities for the Portfolio if it believes that a transaction net of costs (including custodian charges) will help achieve the Portfolio's investment objectives. Changes in the Portfolio's investments are made without regard to the length of time a security has been held, or whether a sale would result in the recognition of a profit or loss. Therefore, the rate of turnover is not a limiting factor when changes are appropriate. Specific decisions to purchase or sell securities for the Portfolio are made by a portfolio manager who is an employee of the Adviser and who is appointed and supervised by its senior officers. The portfolio manager may serve other clients of the Adviser in a similar capacity.

      The primary consideration in placing portfolio securities transactions with broker-dealers for execution is to obtain and maintain the availability of execution at the most favorable prices and in the most effective manner possible. The Adviser attempts to achieve this result by selecting broker-dealers to execute transactions on behalf of the Portfolio and other clients of the Adviser on the basis of their professional capability, the value and quality of their brokerage services, and the level of their brokerage commissions. In the case of securities traded in the over-the-counter market (where no stated commissions are paid but the prices include a dealer's markup or markdown), the Adviser normally seeks to deal directly with the primary market makers, unless in its opinion, best execution is available elsewhere. In the case of securities purchased from underwriters, the cost of such securities generally includes a fixed underwriting commission or concession. From time to time, soliciting dealer fees are available to the Adviser on the tender of the Portfolio's securities in so-called tender or exchange offers. Such soliciting dealer fees are in effect recaptured for the Portfolio by the Adviser. At present no other recapture arrangements are in effect.

      Under the Advisory Agreement, in connection with the selection of such brokers or dealers and the placing of such orders, the Adviser is directed to seek for the Portfolio in its best judgment, prompt execution in an effective manner at the most favorable price. Subject to this requirement of seeking the most favorable price, securities may be bought from or sold to broker-dealers who have furnished statistical, research and other information or services to the Adviser or the Portfolio, subject to any applicable laws, rules and regulations.

      The investment advisory fee that the Portfolio pays to the Adviser will not be reduced as a consequence of the Adviser's receipt of brokerage and research services. While such services are not expected to reduce the expenses of the Adviser, the Adviser would, through the use of the services, avoid the additional expenses which would be incurred if it should attempt to develop comparable information through its own staff or obtain such services independently.

      In certain instances there may be securities that are suitable as an investment for the Portfolio as well as for one or more of the Adviser's other clients. Investment decisions for the Portfolio and for the Adviser's other clients are made with a view to achieving their respective investment objectives. It may develop that a particular security is bought or sold for only one client even though it might be held by, or bought or sold for, other clients. Likewise, a particular security may be bought for one or more clients when one or more clients are selling the same security. Some simultaneous transactions are inevitable when several clients receive investment advice from the same investment adviser, particularly when the same security is suitable for the investment objectives of more than one client. When two or more clients are simultaneously engaged in the purchase or sale of the same security, the securities are allocated among clients in a manner believed to be equitable to each. It is recognized that in some cases this system could adversely affect the price of or the size of the position obtainable for the security for the Portfolio. When purchases or sales of the same security for the Portfolio and for other portfolios managed by the Adviser occur contemporaneously, the purchase or sale orders may be aggregated in order to obtain any price advantages available to large volume purchases or sales.


      For the period May 1, 1994 (commencement of operations) to December 31, 1994 and for the fiscal years ended December 31, 1995 and 1996 the Portfolio paid no brokerage commissions.

Item 18.  Capital Stock and Other Securities.

      Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Trust and to establish series, each of which shall be a subtrust, the beneficial interests in which shall be separate and distinct from the beneficial interests in any other series. The Portfolio is one of the series of the Trust. Investors in the Portfolio are entitled to participate pro rata in distributions of taxable income, loss, gain and credit of the Portfolio. Upon liquidation or dissolution of the Portfolio, investors are entitled to share pro rata in the Portfolio's net assets available for distribution to its investors. Interests in the Portfolio have no preference, pre-emptive, conversion or similar rights and are fully paid and non-assessable, except as set forth below. Interests in the Portfolio may not be transferred.

      Each investor is entitled to a vote in proportion to its percentage of the aggregate beneficial interests in the Portfolio. Investors in the Portfolio do not have cumulative voting rights, and investors holding more than 50% of the aggregate beneficial interests in the Trust may elect all of the Trustees if they choose to do so and in such event the other investors in the Trust would not be able to elect any Trustee. The Trust is not required to hold, and has no current intention of holding, annual meetings of investors but the Trust will hold special meetings of investors when in the judgment of the Trustees it is necessary or desirable to submit matters for an investor vote.

      The Trust may enter into a merger or consolidation, or sell all or substantially all of its assets, if approved by a vote of a majority, as defined in the 1940 Act, of the holders of the Trust's outstanding voting securities voting as a single class, or of the affected series of the Trust, as the case may be, or if authorized by an instrument in writing without a meeting, consented to by holders of not less than a majority of the interests of the affected series. However, if the Trust or the affected series is the surviving entity of the merger, consolidation or sale of assets, no vote of interest holders is required. Any series of the Trust may be dissolved (i) by the affirmative vote of not less than two-thirds of the outstanding beneficial interests in such series at any meeting of holders of beneficial interests or by an instrument in writing signed by a majority of the Trustees and consented to by not less than two-thirds of the outstanding beneficial interests, (ii) by the Trustees by written notice to holders of the beneficial interests in the series or (iii) upon the bankruptcy or expulsion of a holder of a beneficial interest in the series, unless the remaining holders of beneficial interests, by majority vote, agree to continue the series. The Trust may be dissolved by action of the Trustees upon the dissolution of the last remaining series.

      The Portfolio is a series of the Trust, organized as a trust under the laws of the State of New York. The Trust's Declaration of Trust provides that investors in the Portfolio are each liable for all obligations of the Portfolio. The Declaration of Trust also provides that the Trust may maintain appropriate insurance (for example, fidelity bonding and errors and omissions insurance) for the protection of the Trust, its investors, Trustees, officers, employees and agents covering possible tort and other liabilities. Thus, the risk of an investor incurring financial loss on account of investor liability is limited to circumstances in which both inadequate insurance existed and the Trust itself was unable to meet its obligations. It is not expected that the liabilities of the Portfolio would ever exceed its assets.

      The Declaration of Trust further provides that obligations of the Trust are not binding upon the Trustees individually and that the Trustees will not be liable for any action or failure to act, but nothing in the Declaration of Trust protects a Trustee against any liability to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office.

Item 19.  Purchase, Redemption and Pricing of Securities.

      Beneficial interests in the Portfolio are issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Portfolio may only be made by investment companies, common or commingled trust funds or similar organizations or entities which are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.


      The net asset value of the Portfolio (i.e., the value of its securities and other assets less its liabilities, including expenses payable or accrued) is determined each day during which the New York Stock Exchange is open for trading ("Business Day"). As of the date of this Registration Statement, such Exchange is open for trading every weekday except for the following holidays (or the days on which they are observed): New Year's Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. This determination of net asset value of the Portfolio is made once each day as of the close of regular trading on the New York Stock Exchange. As set forth in more detail below, purchases and withdrawals will be effected at the time of determination of net asset value next following the receipt of any purchase or withdrawal order.


      For the purpose of calculating the Portfolio's net asset value, bonds and other fixed income securities held for the Portfolio (other than short-term obligations) are valued on the basis of valuations furnished by a pricing service, use of which has been approved by the Board of Trustees of the Trust. In making such valuations, the pricing service utilizes both dealer-supplied valuations and electronic data processing techniques which take into account appropriate factors such as institutional-size trading in similar groups of securities, yield, quality, coupon rate, maturity, type of issue, trading characteristics and other market data, without exclusive reliance upon quoted prices or exchange or over-the-counter prices, since such valuations are believed to reflect more accurately the fair value of such securities. Short-term obligations (maturing in 60 days or less) are valued at amortized cost, which constitutes fair value as determined by the Board of Trustees. Futures Contracts are normally valued at the settlement price on the exchange on which they are traded. Securities for which there are no such valuations are valued at fair value as determined in good faith by or at the direction of the Board of Trustees.

      Interest income on long-term obligations held for the Portfolio is determined on the basis of interest accrued plus amortization of "original issue discount" (generally, the difference between issue price and stated redemption price at maturity) and premiums (generally, the excess of purchase price over stated redemption price at maturity). Interest income on short-term obligations is determined on the basis of interest accrued less amortization of premium.


      Each investor in the Portfolio may add to or reduce its investment in the Portfolio on each Business Day. As of the close of regular trading on the New York Stock Exchange, on each Business Day, the value of each investor's beneficial interest in the Portfolio is determined by multiplying the net asset value of the Portfolio by the percentage, effective for that day, which represents that investor's share of the aggregate beneficial interests in the Portfolio. Any additions or withdrawals, which are to be effected on that day, are then effected. Thereafter, the investor's percentage of the aggregate beneficial interests in the Portfolio is re-computed as the percentage equal to the fraction (i) the numerator of which is the value of such investor's investment in the Portfolio as of the close of regular trading on such day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor's investment in the Portfolio effected on such day, and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of the same time on such day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined is then applied to determine the value of the investor's interest in the Portfolio as of the close of regular trading on the following Business Day of the Portfolio.


      Subject to compliance with applicable regulations, the Trust has reserved the right to pay the redemption price of beneficial interests in the Portfolio, either totally or partially, by a distribution in kind of readily marketable securities (instead of cash). The securities so distributed would be valued at the same amount as that assigned to them in calculating the net asset value for the beneficial interests being sold. If a holder of beneficial interests received a distribution in kind, such holder could incur brokerage or other charges in converting the securities to cash.

      The Trust may suspend the right of redemption or postpone the date of payment for beneficial interests in the Portfolio more than seven days during any period when (a) trading in the markets the Portfolio normally utilizes is restricted, or an emergency, as defined by the rules and regulations of the SEC, exists making disposal of the Portfolio's investments or determination of its net asset value not reasonably practicable; (b) the New York Stock Exchange is closed (other than customary weekend and holiday closings); or (c) the SEC has by order permitted such suspension.


Item 20.  Tax Status.


      The Trust is organized as a trust under New York law. The Trust has determined that the Portfolio is properly treated as a partnership for U.S. federal and New York State income tax purposes. Accordingly, under those tax laws, the Portfolio is not subject to any income tax, but each investor in the Portfolio must take into account its share of the Portfolio's ordinary income, expenses, capital gains or losses, credits and other items in determining its income tax liability. The determination of such share is made in accordance with the governing instruments of the Trust and the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and regulations promulgated thereunder.

      The Portfolio's taxable year ends December 31. Although, as described above, the Portfolio is not subject to U.S. federal income tax, it files appropriate U.S. federal income tax returns.


      The Trust believes that, in the case of an investor in the Portfolio that seeks to qualify as a regulated investment company ("RIC") under the Code, the investor should be treated for U.S. federal income tax purposes as an owner of an undivided interest in the assets and operations of the Portfolio, and accordingly should be deemed to own a proportionate share of each of the assets of the Portfolio and be entitled to treat as earned by it the portion of the Portfolio's gross income attributable to that share. The Trust also believes that each such investor should be deemed to hold its proportionate share of the Portfolio's assets for the period the Portfolio has held the assets or for the period the investor has been a partner in the Portfolio, whichever is shorter. Each investor should consult its tax advisers regarding whether, in light of its particular tax status and any special tax rules applicable to it, this approach applies to its investment in the Portfolio, or whether the Portfolio should be treated, as to it, as a separate entity as to which the investor has no direct interest in Portfolio assets or operations.

      In order to enable an investor in the Portfolio that is otherwise eligible to qualify as a RIC under the Code to so qualify, the Trust intends that the Portfolio will satisfy the requirements of Subchapter M of the Code relating to the nature of the Portfolio's gross income and the composition (diversification) and holding period of the Portfolio's assets as if those requirements were directly applicable to the Portfolio and to allocate and permit withdrawals of its net investment income and any net realized capital gains in a manner that will enable an investor that is a RIC to comply with the qualification requirements imposed by Subchapter M of the Code.

      The Trust will allocate at least annually among the Portfolio's investors each investor's distributive share of the Portfolio's net investment income, net realized capital gains, and any other items of income, gain, loss, deduction, or credit in a manner intended to comply with the Code and applicable U.S.
Treasury regulations.


      To the extent the cash proceeds of any withdrawal or distribution exceed an investor's adjusted tax basis in its partnership interest in the Portfolio, the investor will generally realize gain for U.S. federal income tax purposes. If, upon a complete withdrawal (i.e., a redemption of its entire interest in the Portfolio), the investor's adjusted tax basis in its partnership interest in the Portfolio exceeds the proceeds of the withdrawal, the investor will generally realize a loss for federal income tax purposes. An investor's adjusted tax basis in its partnership interest in the Portfolio will generally be the aggregate price paid therefor, increased by the amounts of its distributive shares of items of realized net income and gain (including income, if any, exempt from U.S. Federal income tax), and reduced, but not below zero, by the amounts of its distributive shares of items of net loss and the amounts of any distributions received by the investor. This discussion does not address any distributions by the Portfolio in kind (i.e., any distributions of readily marketable securities or other non-cash property), which will be subject to special tax rules and may have consequences different from those described in this paragraph.

      Any investment in zero coupon bonds, certain stripped securities, and certain securities purchased at a market discount will cause the Portfolio to recognize income prior to the receipt of cash payments with respect to those securities. In order to enable an investor that is a RIC to distribute this income and avoid a tax on the investor, the Portfolio may be required to liquidate Portfolio securities that it might otherwise have continued to hold, potentially resulting in additional taxable gain or loss to the Portfolio.

      The Portfolio's transactions in futures contracts and options will be subject to special tax rules that may affect the amount, timing, and character of Portfolio income and distributions to investors. For example, certain positions held by the Portfolio on the last business day of each taxable year will be marked to market (i.e., treated as if sold) on that day, and any gain or loss associated with the positions will be treated as 60% long-term and 40% short-term capital gain or loss. Certain positions held by the Portfolio that substantially diminish its risk of loss with respect to other positions in its portfolio may constitute "straddles," and may be subject to special tax rules that would cause deferral of Portfolio losses, adjustments in the holding periods of Portfolio securities, and conversion of short-term into long-term capital losses. Certain tax elections exist for straddles that may alter the effects of these rules. The Portfolio will limit its activities in futures contracts and options to the extent necessary to enable any investor that is a RIC to meet the requirements of Subchapter M of the Code.


      Portfolio income allocated to investors that is derived from interest on obligations of the U.S. Government and certain of its agencies and instrumentalities (but generally not from capital gains realized upon the disposition of such obligations) may be exempt from state and local taxes. In other states, arguments can be made on the basis of a U.S. Supreme Court decision to the effect that such income should be exempt from state and local taxes. The Portfolio intends to advise investors of the extent, if any, to which its income consists of such interest. Investors are urged to consult their tax advisers regarding the possible exclusion of such portion of the income allocated to them by the Portfolio for state and local income tax.

      There are certain tax issues which will be relevant to only certain investors, specifically, investors which are segregated asset accounts and investors who contribute assets other than cash to the Portfolio. It is intended that such segregated asset accounts will be able to satisfy diversification requirements applicable to them and that such contributions of assets will not be taxable provided certain requirements are met. Such investors are advised to consult their own tax advisers as to the tax consequences of an investment in the Portfolio.

      The Trust intends to conduct its activities and those of the Portfolio so that they will not be deemed to be engaged in the conduct of a U.S. trade or business for U.S. federal income tax purposes. Therefore, it is not anticipated that an investor in the Portfolio, other than an investor which would be deemed a "U.S. person" for U.S. federal income tax purposes, will be subject to U.S. federal income taxation (other than a 30% withholding tax on dividends and certain interest income) solely by reason of its investment in the Portfolio. There can be no assurance that the U.S. Internal Revenue Service may not challenge the above conclusions or take other positions that, if successful, might result in the payment of U.S. federal income taxes by investors in the Portfolio.

      The above discussion does not address the special tax rules applicable to certain classes of investors, such as tax-exempt entities, insurance companies, and financial institutions, or the state, local, or non-U.S. tax laws that may be applicable to certain investors. Investors should consult their own tax advisers with respect to the special tax rules that may apply in their particular situations, as well as the state, local, or foreign tax consequences to them of investing in the Portfolio.

Item 21. Underwriters.

      The Landmark Funds Broker-Dealer Services, Inc., exclusive placement agent for the Portfolio, receives no compensation for serving in this capacity. Investment companies, insurance company separate accounts, common and commingled trust funds and similar organizations and entities may continuously invest in the Portfolio.

Item 22.  Calculations of Performance Data.

      Not applicable.

Item 23.  Financial Statements.


      The financial statements contained in the Annual Report of the Portfolio for the fiscal year ended December 31, 1996, as filed with the Securities and Exchange Commission, via the EDGAR system, on February 26, 1997 (Accession Number 0000920843-97-000001), are
incorporated by reference into this Part B.


      A copy of the Annual Report of the Portfolio accompanies this Part B.

                                                                     Appendix A

               DESCRIPTION OF OBLIGATIONS ISSUED OR GUARANTEED BY
           U.S. GOVERNMENT AGENCIES, AUTHORITIES OR INSTRUMENTALITIES BACKED BY THE FULL FAITH AND CREDIT OF THE U.S. GOVERNMENT


U.S. ARMORY BOARD BONDS - bonds issues by the District of Columbia Armory
Board.

EXPORT-IMPORT BANK CERTIFICATES - certificates of beneficial interest and participation certificates issued and guaranteed by the Export-Import Bank of the United States.

FHA DEBENTURES - debentures issued by the Federal Housing Administration if the U.S. Government.

GNMA CERTIFICATES - mortgage-backed securities issued by the Government National Mortgage Association, with timely payment guaranteed by the full faith and credit of the U.S. Government, which represent partial ownership interests in pools of mortgage loans issued by lenders such as mortgage bankers, commercial banks and savings and loan associations. Each mortgage loan included in the pool is either insured by the Federal Housing Administration or guaranteed by the Veterans Administration.

The Portfolio purchases only GNMA Certificates of the "modified pass-through" type, which entitle the holder to receive its proportionate share of all interest and principal payments owned by the mortgage pool, net of fees paid to the issuer and GNMA. Payment of the principal of and interest on GNMA Certificates of the "modified pass through" type is guaranteed by GNMA.

The average life of a GNMA Certificate is likely to be substantially less than the original maturity of the mortgage pools underlying the securities. Prepayments of principal by mortgagors and mortgage foreclosures usually result in the return of the greater part of principal invested far in advance of the maturity of the mortgages in the pool. Foreclosures impose no risk to principal investment because of the GNMA guarantee.

As the prepayment rates of individual mortgage pools vary widely, it is not possible to accurately predict the average life of a particular issue of GNMA Certificates. However, statistics published by the FHA indicate that the average life of a single-family dwelling mortgage with a 25-30-year maturity, the type of mortgage which backs the vast majority of GNMA Certificates, is approximately 12 years. It is therefore customary practice to treat GNMA Certificates as 30-year mortgage-backed securities which prepay fully in the twelfth year.

As a consequence of the fees paid to GNMA and the issuer of GNMA Certificates, the coupon rate of interest of GNMA Certificates is lower than the interest paid on the VA-guaranteed or FHA-insured mortgages underlying the Certificates.

The yield which is earned on GNMA Certificates may vary from their coupon rates for the following reasons: (i) Certificates may be issued at a premium or discount, rather than at par; (ii) Certificates may trade in the secondary market at a premium or discount after issuance; (iii) interest is earned and compounded monthly which has the effect of raising the effective yield earned on the Certificates; and (iv) the actual yield of each Certificate is affected by the prepayment of mortgages included in the mortgage pool underlying the Certificates and the rate at which principal so prepaid is reinvested. Principal which is so prepaid is reinvested, although sometimes at a lower rate. In addition, prepayment of mortgages included in the mortgage pool underlying a GNMA Certificate purchased at a premium may result in a loss to the Portfolio.

Due to the large amount of GNMA Certificates outstanding and active participation in the secondary market by securities dealers and investors. GNMA Certificates are highly liquid instruments. Prices of GNMA Certificates are readily available from securities dealers and depend on, among other things, the level of market rates, the Certificate's coupon rate and the prepayment experience of the pool of mortgages backing each Certificate.

GNMA FHLMC BONDS - mortgage-backed bonds issued by the Federal Home Loan Mortgage Corporation and guaranteed by GNMA.

GNMA FNMA BONDS - mortgage-backed bonds issued by the Federal National Mortgage Association and guaranteed by GNMA.

GSA PARTICIPATION CERTIFICATES - participation certificates issued by the General Services Administration of the U.S. Government.

NEW COMMUNITIES DEBENTURES - debentures issued in accordance with the provisions of Title IV of the Housing and Urban Development Act of 1968, as supplemented and extended by Title VII of the Housing and Urban Development Act of 1970, the payment of which is guaranteed by the U.S. Government.

PUBLIC HOUSING NOTES AND BONDS - short-term project notes and long-term bonds issued by public housing and urban renewal agencies in connection with programs administered by the Department of Housing and Urban Development of the U.S. Government, the payment of which is guaranteed by the U.S. Government .

PENN CENTRAL TRANSPORTATION CERTIFICATES - certificates issued by Penn Central Transportation and guaranteed by the U.S. Government.

SBA DEBENTURES - debentures fully guaranteed as to principal and interest by the Small Business Administration of the U.S. Government.

WASHINGTON METROPOLITAN AREA TRANSIT AUTHORITY BONDS - bonds issued by the Washington Metropolitan Area Transit Authority and guaranteed by the U.S. Government.

The list of securities set forth above does not purport to be a complete list of all debt obligations which are backed by the full faith and credit of the U.S. Government. The Portfolio reserves the right to invest its assets in debt obligations backed by the full faith and credit of the U.S. Government other than those listed above.

                                     PART C



Item 24.  Financial Statements and Exhibits.

      (a)  Financial Statements Included in Part A:
           Not applicable.


           Financial Statements Included in Part B:
           Portfolio of Investments at December 31, 1996*
           Statement of Assets and Liabilities at December 31, 1996*
           Statement of Operations for the year ended December 31, 1996* Statement of Changes in Net Assets for the years ended December 31,
             1995 and 1996*
           Financial Highlights for the period from May 1, 1994 (commencement of operations) to December 31, 1994 and for the years ended December 31, 1995 and 1996*
           Notes to Financial Statements - December 31, 1996*
           Independent Auditors' Report - February 4, 1997*

--------------------
* Incorporated herein by reference to the Annual Report of the Registrant relating to Government Income Portfolio (the "Portfolio") for the fiscal year ended December 31, 1996 (Accession Number 0000920843-97-000001).


      (b)  Exhibits

             *  1(a) Copy of the Declaration of Trust of the Trust

             *  1(b) Form of Amendment to Declaration of Trust


             ** 1(c) Amendment to Declaration of Trust


             *  2    By-laws of the Trust

             *  5    Form of Investment Advisory Agreement between the
                     Registrant and Citibank, N.A., as investment adviser

             *  6    Form of Placement Agency Agreement between the Registrant
                     and The Landmark Funds Broker-Dealer Services, Inc., as exclusive placement agent

             *  8    Form of Custodian Agreement between the Registrant and
                     Investors Bank & Trust Company, as custodian



             *  9(a) Form of Administrative Services Agreement between the
                     Registrant and Signature Financial Group (Cayman) Ltd., as administrator

             *  9(b) Form of Amended and Restated Administrative Services Plan
                     of the Registrant


                11   Consent of Price Waterhouse

                27   Financial Data Schedule


-----------------------
      *Incorporated herein by reference to the Registration Statement on Form N-1A of the Registrant relating to the Portfolio filed March 21, 1994.
      **Incorporated herein by reference to Amendment No. 2 to the Registration Statement on Form N-1A of the Registrant relating to the Portfolio filed April 29, 1996.



Item 25.  Persons Controlled by or under Common Control with Registrant.

      Not applicable.


Item 26.  Number of Holders of Securities.


               (1)                               (2)
         Title of Class                Number of Record Holders
      Beneficial Interests              (as of April 29, 1997)


   Government Income Portfolio                     2


Item 27.  Indemnification.

      Reference is hereby made to Article V of the Declaration of Trust (Exhibits 1(a) and 1(b) to this Registration Statement).

      The Trustees and officers of the Trust and the personnel of the Registrant's administrator are insured under an errors and omissions liability insurance policy. The Registrant and its officers are also insured under the fidelity bond required by Rule 17g-1 under the Investment Company Act of 1940, as amended.


Item 28.  Business and Other Connections of Investment Adviser.


      Citibank, N.A. ("Citibank") is a commercial bank offering a wide range of banking and investment services to customers across the United States and around the world. Citibank is a wholly-owned subsidiary of Citicorp, a registered bank holding company. Citibank also serves as investment adviser to the following registered investment companies (or series thereof): The Premium Portfolios (Balanced Portfolio, Equity Portfolio, International Equity Portfolio, Emerging Asian Markets Equity Portfolio and Small Cap Equity Portfolio), Tax Free Reserves Portfolio, U.S. Treasury Reserves Portfolio, Cash Reserves Portfolio, Asset Allocation Portfolios (Asset Allocation Portfolio 200, Asset Allocation Portfolio 300, Asset Allocation Portfolio 400 and Asset Allocation Portfolio 500), Landmark Multi-State Tax Free Funds (Landmark New York Tax Free Reserves, Landmark Connecticut Tax Free Reserves and Landmark California Tax Free Reserves), Landmark Fixed Income Funds (Landmark Intermediate Income Fund), Landmark Tax Free Income Funds (Landmark National Tax Free Income Fund and Landmark New York Tax Free Income Fund), Landmark VIP Funds (Landmark VIP U.S. Government Portfolio, Landmark VIP Balanced Portfolio, Landmark VIP Equity Portfolio and Landmark VIP International Equity Portfolio) and Variable Annuity Portfolios (CitiSelectSM VIP Folio 200, CitiSelectSM VIP Folio 300, CitiSelectSM VIP Folio 400, CitiSelectSM VIP Folio 500 and Landmark Small Cap Equity VIP Fund). Citibank and its affiliates manage assets in excess of $81 billion worldwide. The principal place of business of Citibank is located at 399 Park Avenue, New York, New York 10043.

      The Chairman of the Board and a Director of Citibank is John S. Reed. The following are Vice Chairmen of the Board and Directors of Citibank: Paul J. Collins, William R. Rhodes and H. Onno Ruding. Other Directors of Citibank are
D. Wayne Calloway, former Chairman and Chief Executive Officer, PepsiCo, Inc., Purchase, New York; Kenneth T. Derr, Chairman and Chief Executive Officer, Chevron Corporation; John M. Deutch, Director, CMS Energy; Reuben Marks, Chairman and Chief Executive Officer, Colgate-Palmolive Company; Richard D. Parsons, Member, Board of Representatives; Rozanne L. Ridgway, President, The Atlantic Council of the United States; Robert B. Shapiro, President and Chief Operating Officer, Monsanto Company; Frank A. Shrontz, Chairman and Chief Executive Officer, The Boeing Company, Seattle, Washington; Roger B. Smith, Former Chairman and Chief Executive Officer, General Motors Corporation;

Franklin A. Thomas, President, The Ford Foundation, New York, New York; and Edgar S. Woolard, Jr., Chairman and Chief Executive Officer, E.I. DuPont De Nemours & Company.

      Each of the individuals named above is also a Director of Citicorp. In addition, the following persons have the affiliations indicated:

D. Wayne Calloway        Director, Exxon Corporation
                         Director, General Electric Company
                         Director, Pepsico, Inc.


Paul J. Collins          Director, Kimberly-Clark Corporation

Kenneth T. Derr          Director, American Telephone and Telegraph, Co.
                         Director, Chevron Corporation
                         Director, Potlatch Corporation

John M. Deutch           Director, CMS Energy
                         Director, Palomar Medical Technologies, Inc.

Reuben Marks             Director, Colgate-Palmolive Company
                         Director, New York Stock Exchange
                         Director, Time Warner, Inc.
                         Non-Executive Director, Pearson, PLC

Richard D. Parsons       Director, Federal National
                         Mortgage Association
                         Director, Philip Morris Companies Incorporated
                         Member, Board of Representatives, Time Warner
                           Entertainment Company, L.P.
                         Director and President, Time Warner, Inc.

John S. Reed             Director, Monsanto Company
                         Director, Philip Morris Companies
                           Incorporated
                         Stockholder, Tampa Tank & Welding, Inc.


William R. Rhodes        Director, Private Export Funding
                           Corporation

Rozanne L. Ridgway       Director, 3M
                         Director, Bell Atlantic Corporation
                         Director, The Boeing Company
                         Director, Emerson Electric Company
                         Member-International Advisory Board,
                           New Perspective Fund, Inc.
                         Director, RJR Nabisco, Inc.
                         Director, Sara Lee Corporation
                         Director, Union Carbide Corporation


H. Onno Ruding           Member, Board of Supervisory Directors,
                           Amsterdam Trustee's Kantoor
                         Board Member, Corning Incorporated
                           Advisor, Intercena (C&A) (Netherlands)
                         Member, Board of Advisers, Pechiney S.A.
                         Member, Board of Advisers, Robeco N.V.
                         Advisory Director, Unilever N.V.
                         Advisory Director, Unilever PLC


Robert B. Shapiro        Director, G.D. Searle & Co.
                         Director, Silicon Graphics
                         Director, Monsanto Company
                         Director, The Nutrasweet Company


Frank A. Shrontz         Director, 3M
                         Director, Baseball of Seattle, Inc.
                         Director, The Boeing Company
                         Director, Boise Cascade Corp.
                         Director, Chevron Corporation

Franklin A. Thomas       Director, Aluminum Company of America
                         Director, Cummins Engine Company, Inc.
                         Director, Lucent Technologies
                         Director, Pepsico, Inc.

Edgar S. Woolard, Jr.    Director, E.I. DuPont De Nemours &
                           Company
                         Director, Apple Computer, Inc.
                         Director, Zurich Holding Company of America, Inc.
                         Advisory Director, Zurich Insurance Corporation

Item 29.  Principal Underwriters.


      (a) The Landmark Funds Broker-Dealer Services, Inc. ("LFBDS"), the Registrant's exclusive placement agent, is also the distributor for Landmark International Equity Fund, Landmark Emerging Asian Markets Equity Fund, Landmark U.S. Treasury Reserves, Landmark Cash Reserves, Premium U.S. Treasury Reserves, Premium Liquid Reserves, Landmark Institutional U.S. Treasury Reserves, Landmark Institutional Liquid Reserves, Landmark Tax Free Reserves, Landmark California Tax Free Reserves, Landmark Connecticut Tax Free Reserves, Landmark New York Tax Free Reserves, Landmark U.S. Government Income Fund, Landmark Intermediate Income Fund, Landmark Balanced Fund, Landmark Equity Fund, Landmark Small Cap Equity Fund, Landmark National Tax Free Income Fund, Landmark New York Tax Free Income Fund, Landmark VIP Funds (Landmark VIP U.S. Government Portfolio, Landmark VIP Balanced Portfolio, Landmark VIP Equity Portfolio and Landmark VIP International Equity Portfolio), Variable Annuity Portfolios (CitiSelectSM VIP Folio 200, CitiSelectSM VIP Folio 300, CitiSelectSM VIP Folio 400, CitiSelectSM VIP Folio 500 and Landmark Small Cap Equity VIP Fund), CitiSelectSM Folio 200, CitiSelectSM Folio 300, CitiSelectSM Folio 400 and CitiSelectSM Folio 500. LFBDS is also the placement agent for International Equity Portfolio, Balanced Portfolio, Equity Portfolio, Small Cap Equity Portfolio, Emerging Asian Markets Equity Portfolio, Tax Free Reserves Portfolio, Cash Reserves Portfolio, U.S. Treasury Reserves Portfolio, Asset Allocation Portfolio 200, Asset Allocation Portfolio 300, Asset Allocation Portfolio 400 and Asset Allocation Portfolio 500.



      (b) The information required by this Item 29 with respect to each director and officer of LFBDS is incorporated by reference to Schedule A of Form BD filed by LFBDS pursuant to the Securities and Exchange Act of 1934 (File No. 8-32417).

      (c)  Not applicable.

Item 30.  Location of Accounts and Records.

      The accounts and records of the Registrant are located, in whole or in part, at the office of the Registrant and the following locations:

Name                               Address

Signature Financial Group          Elizabethan Square, George Town,
  (Cayman) Ltd.                    Grand Cayman, Cayman Islands, BWI
(administrator)


Investors Bank & Trust Company     One Lincoln Plaza
(custodian)                        Boston, MA  02111

IBT Fund Services, Canada          One First Canadian Place
(accounting services agent)        Suite 2800
                                   Toronto, Ontario
                                   M5X 1C8 Canada


Citibank, N.A.                     153 East 53rd Street
(investment adviser)               New York, NY 10043

The Landmark Funds Broker-Dealer   c/o Signature Financial Group
  Services, Inc.                   (Cayman) Ltd.
(placement agent)                  Elizabethan Square
                                   George Town, Grand Cayman
                                   Cayman Islands BWI


Signature Financial Services, Inc. First Canadian Place
(transfer agent)                   Suite 5850, P.O. Box 231
                                   Toronto, Ontario
                                   M5X lC8 Canada



Item 31.  Management Services.

      Not applicable.


Item 32.  Undertakings.

      The Registrant undertakes to comply with the provisions of Section 16(c) of the Investment Company Act of 1940.

                                   SIGNATURE



      Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to its Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereunto duly authorized, in George Town, Grand Cayman, Cayman Islands, BWI on the 30th day of April, 1997.


                             THE PREMIUM PORTFOLIOS
                             on behalf of Government Income Portfolio


                             By: Susan Jakuboski
                                 Assistant Treasurer of
                                 The Premium Portfolios

                                 EXHIBIT INDEX



       Exhibit No.:    Description:


       11               Consent of Price Waterhouse
       27               Financial Data Schedule